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                                                           Exhibit 10




                            ASSET PURCHASE AGREEMENT

                                   BY AND AMONG

                           MARTIN MARIETTA CORPORATION,

                                   AS PURCHASER,

                                        AND

                          GENERAL DYNAMICS CORPORATION,

                     GENERAL DYNAMICS SPACE SYSTEMS COMPANY

                                         AND

                 GENERAL DYNAMICS COMMERCIAL LAUNCH SERVICES, INC.,

                                      AS SELLERS









                              DATED AS OF DECEMBER 22, 1993





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                               TABLE OF CONTENTS

                                                                    Page

ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . .              1

ARTICLE II BASIC TRANSACTION. . . . . . . . . . . . . . .             14

       2.1     Purchase and Sale of Assets. . . . . . . . .           14
       2.2     Assumption of Liabilities. . . . . . . . . .           14
       2.3     Purchase Consideration . . . . . . . . . . .           14
       2.4     Purchase from GDC, SSC and CLS . . . . . . .           15

ARTICLE III CERTAIN AGREEMENTS OF THE PARTIES . . . . . .             15

       3.1     Certain Provisions Relating to Assets. . . .           15

ARTICLE IV POST-CLOSING ADJUSTMENT. . . . . . . . . . . .             16

       4.1     Preparation of August Balance Sheet. . . . .           16
       4.2     Preparation of Initial Statement of
                 Net Assets to be Sold and Initial
                 Reconciling Statement. . . . . . . . . . .           17
       4.3     Preparation of Closing Date
                 Balance Sheet. . . . . . . . . . . . . . .           18
       4.4.    Preparation of Closing Statement of
                 Net Assets to be Sold and Closing
                 Reconciling Statement. . . . . . . . . . .           18
       4.5     Audit. . . . . . . . . . . . . . . . . . . .           19
       4.6     Review of Closing Statement of
                 Net Assets to be Sold. . . . . . . . . . .           20
       4.7     Adjustment of Purchase Price . . . . . . . .           21


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ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER. . . .             22

       5.1     Organization and Authority of Seller . . . .           22
       5.2     Authorization of Agreements. . . . . . . . .           22
       5.3     No Conflicts . . . . . . . . . . . . . . . .           22
       5.4     Consents . . . . . . . . . . . . . . . . . .           23
       5.5     Financial Statements . . . . . . . . . . . .           23
       5.6     Forecasts. . . . . . . . . . . . . . . . . .           24
       5.7     Absence of Certain Developments. . . . . . .           24
       5.8     Material Contracts . . . . . . . . . . . . .           24
       5.9     Employee Benefit Plans . . . . . . . . . . .           25
       5.10    Litigation; Violation of Law . . . . . . . .           27
       5.11    Tax and Other Returns and Reports. . . . . .           29
       5.12    Absence of Undisclosed Liabilities . . . . .           29
       5.13    Affiliate Agreements . . . . . . . . . . . .           30
       5.14    Contracts for the Sale of Products
                 or Services. . . . . . . . . . . . . . . .           30
       5.15    Export Control and Related Matters . . . . .           32
       5.16    Cooperative Business Agreements. . . . . . .           33
       5.17    Personal Property. . . . . . . . . . . . . .           33
       5.18    Environmental Matters. . . . . . . . . . . .           34
       5.19    Inventory and Receivables. . . . . . . . . .           35
       5.20    Real Property. . . . . . . . . . . . . . . .           36
       5.21    Intellectual Property. . . . . . . . . . . .           39
       5.22    Employees and Employee Relations . . . . . .           40
       5.23    Insurance. . . . . . . . . . . . . . . . . .           41
       5.24    Backlog. . . . . . . . . . . . . . . . . . .           42
       5.25    Brokers' and Finders' Fees . . . . . . . . .           42
       5.26    Full Disclosure. . . . . . . . . . . . . . .           42
       5.27    Unimpaired Operation . . . . . . . . . . . .           43

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER. .             42

       6.1     Organization and Authority of Purchaser. . .           43
       6.2     Authorization of Agreements. . . . . . . . .           43
       6.3     No Conflicts . . . . . . . . . . . . . . . .           44
       6.4     Consents . . . . . . . . . . . . . . . . . .           44
       6.5     Litigation . . . . . . . . . . . . . . . . .           44
       6.6     Brokers' and Finders' Fees . . . . . . . . .           44

ARTICLE VII COVENANTS . . . . . . . . . . . . . . . . . .             44

       7.1     Investigations by Purchaser. . . . . . . . .           44
       7.2     Satisfaction of Conditions . . . . . . . . .           45
       7.3     Conduct of Seller. . . . . . . . . . . . . .           46
       7.4     HSR Act Compliance . . . . . . . . . . . . .           48
       7.5     Pending or Threatened Litigation . . . . . .           48
       7.6     Assignments; Novations . . . . . . . . . . .           48
       7.7     [Intentionally Ommitted] . . . . . . . . . .           50
       7.8     Noncompete . . . . . . . . . . . . . . . . .           50
       7.9     Non-Solicitation . . . . . . . . . . . . . .           51
       7.10    Certain Payments to Employees. . . . . . . .           51
       7.11    Use of Stationery, etc.. . . . . . . . . . .           51
       7.12    Administration of Accounts . . . . . . . . .           51
       7.13    1993 Financial Statements. . . . . . . . . .           52
       7.14    Audited Financial Statements . . . . . . . .           52

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ARTICLE VIII CONDITIONS TO THE CLOSING. . . . . . . . . .             52

       8.1     Conditions to Purchaser's Obligation to
                 Effect the Closing . . . . . . . . . . . .           52
       8.2     Conditions to Seller's Obligations to
                 Effect the Closing . . . . . . . . . . . .           55

ARTICLE IX THE CLOSING: TERMINATION OF AGREEMENT. . . . .             57

       9.1     The Closing. . . . . . . . . . . . . . . . .           57
       9.2     Termination. . . . . . . . . . . . . . . . .           57

ARTICLE X DELIVERIES AT THE CLOSING . . . . . . . . . . .             57

      10.1     Deliveries by Seller at the Closing. . . . .           58
      10.2     Deliveries by Purchaser at the Closing . . .           59

ARTICLE XI EMPLOYEES AND EMPLOYEE BENEFITS. . . . . . . .             60

      11.1     Employment . . . . . . . . . . . . . . . . .           60
      11.2     Collective Bargaining Agreements . . . . . .           61
      11.3     Retiree Medical and Life Insurance
                 Benefits . . . . . . . . . . . . . . . . .           62
      11.4     Health and Welfare Benefits for
                 Active Employees . . . . . . . . . . . . .           63
      11.5     Pension Benefits . . . . . . . . . . . . . .           64
      11.6     Savings Plans. . . . . . . . . . . . . . . .           65
      11.7     Procedural Matters . . . . . . . . . . . . .           65
      11.8     Incentive Closing Agreements . . . . . . . .           65
      11.9     Indemnification. . . . . . . . . . . . . . .           65
      11.11    Intellectual Property. . . . . . . . . . . .           66

ARTICLE XII CLOSING AND POST-CLOSING COVENANTS;
INDEMNIFICATION. . . . . . . . . . . . . . . . . .                    66

      12.1     Survival of Representations and Warranties .           66
      12.2     Indemnification. . . . . . . . . . . . . . .           67
      12.3     Payment of Brokers' or Finders' Fees . . . .           72
      12.4     Tax Matters. . . . . . . . . . . . . . . . .           72
      12.5     [Intentionally Omitted]. . . . . . . . . . .           75
      12.6     Liquidating Events . . . . . . . . . . . . .           75

ARTICLE XIII GENERAL. . . . . . . . . . . . . . . . . . .             76

      13.1     Amendments . . . . . . . . . . . . . . . . .           76
      13.2     Integrated Contract. . . . . . . . . . . . .           76
      13.3     Governing Law. . . . . . . . . . . . . . . .           77
      13.4     Notices. . . . . . . . . . . . . . . . . . .           77
      13.5     Assignment . . . . . . . . . . . . . . . . .           78
      13.6     Headings . . . . . . . . . . . . . . . . . .           78
      13.7     Counterparts . . . . . . . . . . . . . . . .           78
      13.8     Expenses . . . . . . . . . . . . . . . . . .           78
      13.9     Further Assurances . . . . . . . . . . . . .           78
      13.10    Public Announcements . . . . . . . . . . . .           79
      13.11    Bulk Sales Compliance. . . . . . . . . . . .           79
      13.12    No Third Party Beneficiaries . . . . . . . .           79
      13.13    Agreement Regarding EAC's. . . . . . . . . .           79

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EXHIBITS, NONDISCLOSURE SCHEDULES AND ADDITIONAL DOCUMENTS


EXHIBITS

EXHIBIT A     - Form of Assumption Agreement
EXHIBIT B     - Form of Bill of Sale
EXHIBIT C     - Form of Kearny Mesa Lease Agreement
EXHIBIT D     - Form of License Agreement
EXHIBIT E     - Form of Service Agreement
EXHIBIT F     - Form of Sycamore Canyon Lease


NONDISCLOSURE SCHEDULES

Schedule 1(A)   -       Assumed Liabilities
Schedule 1(B)   -       Excluded Assets
Schedule 1(C)   -       Leased Assets
Schedule 1(D)   -       Real Property Interests
Schedule 2.2    -       Non-Exclusive List of Excluded Liabilities
Schedule 3.1(b) -       Certain Required Consents
Schedule 4.2    -       EAC Assumptions




ADDITIONAL DOCUMENTS

August Balance Sheet, Initial Statment of Net Assets to Be Sold
    and Initial Reconciling Statement
Agreement Regarding Schedules and Other Matters





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                                ASSET PURCHASE AGREEMENT

      Asset Purchase Agreement dated as of December 22, 1993, by and between MARTIN MARIETTA CORPORATION, a Maryland corporation ("Purchaser"), GENERAL DYNAMICS CORPORATION, a Delaware corporation ("GDC"), GENERAL DYNAMICS SPACE SERVICES COMPANY, a Delaware corporation ("SSC") and a wholly-owned subsidiary of GDC, and GENERAL DYNAMICS COMMERCIAL LAUNCH SERVICES, INC., a Delaware corporation ("CLS") and a wholly-owned subsidiary of GDC. GDC, SSC and CLS are collectively referred to herein as the "Seller."


                                W I T N E S S E T H :


      WHEREAS, GDC, directly and through SSC and CLS, is engaged, through the Space Systems Division (as hereinafter defined), in the business of design, development, production, processing, sale and launching of expendable launch vehicles and upper stage rockets, and also is engaged in other advanced space programs and energy and magnetics programs for commercial customers and the United States Government and certain foreign governments; and

      WHEREAS, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser substantially all of the assets and business of the Space Systems Division (collectively, the "Business").

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                  ARTICLE I

                                 DEFINITIONS

     Each reference contained in this Agreement to:

     "Adverse Environmental Condition" shall mean any of the matters referred to in clauses (i), (ii) or (iii) of the definition of Environmental Claim.

     "Affiliate" shall mean, with respect to any given Person, any other
Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means

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the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" shall refer to this Asset Purchase Agreement, as the same may be amended from time to time.

      "Allocation Arbiter" shall have the meaning ascribed thereto in
Section 12.4(e) hereof.

      "AMSC Letter Agreement" shall refer to the letter agreement to be executed between Purchaser and GDC at the Closing.

      "Ancillary Agreements" shall refer to the Assumption Agreement, the Bill of Sale, the License Agreement, the Services Agreement and the Facility Leases.

      "Arthur Andersen" shall refer to the public accounting firm of Arthur Andersen & Co. or any successor organization.

      "Arbiter" shall have the meaning ascribed to such term in Section 4.6(a) hereof.

      "Assets" shall refer, collectively, to the Purchased Assets and the Leased Assets.

      "Assumed Liabilities" shall refer to those liabilities and obligations of Seller which are identified on Schedule 1(A) hereto.

      "Assumption Agreement" shall refer to the Assumption Agreement to be executed at Closing by Purchaser, substantially in the form of Exhibit A hereto.

      "Atlas Program" shall mean the program of the Space Systems Division consisting of the planned and actual design, development, production and launch of 62 Atlas launch vehicles currently estimated to be completed in the year 2000.

      "Attestation Report" shall have the meaning ascribed to such term in
Section 4.5 hereof.

      "Audited Financial Statements" shall have the meaning ascribed to such term in Section 7.14 hereof.

      "August Balance Sheet" shall have the meaning ascribed to such term in
Section 4.1(a) hereof.

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      "Authorization" shall refer to any federal, state, local or other governmental consent, license, permit, grant or authorization.

      "Basket Limited Liabilities" shall have the meaning ascribed to such term on Schedule 1(A) hereto.

      "Bill of Sale" shall refer to the Bill of Sale to be executed at Closing by Seller, substantially in the form of Exhibit B hereto.

      "Business" shall have the meaning set forth in the second recital to this Agreement.

      "Business Day" shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

      "CERCLA" shall have the meaning ascribed to such term in the definition of Environmental Laws.

      "Closing" shall refer to the consummation of the several transactions provided for in Article II, all upon the terms and subject to the conditions set forth in this Agreement, which closing shall commence at 9:00 A.M., E.S.T., at the location specified in Section 9.1 hereof.

      "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 4.3 hereof.

      "Closing Date" and "day of the Closing" shall refer to the day upon which the consummation of the several transactions provided for in Article II occurs.

      "Closing Reconciling Statement" shall have the meaning ascribed to such term in Section 4.4 hereof.

      "Closing Statement of Net Assets To Be Sold" shall have the meaning ascribed to such term in Section 4.4 hereof.

      "Code" shall refer to the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" shall have the meaning ascribed to such term in Section 7.1(b) hereof.

      "Contaminant" shall mean, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, flammable material, explosives, radioactive materials (including radon gas, other than that which is naturally occurring), asbestos in any form that is or could become friable, urea formaldehyde foam insulation ("UFI"), and polychlorinated biphenyls ("PCBs"), and (b) any chemical, material or substance (i) which is now or hereafter becomes defined as or included in the definition of "hazardous substances",

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"hazardous wastes", "hazardous materials", "toxic substances", "restricted hazardous wastes", "contaminants", "pollutants" or words of similar import under any applicable Environmental Laws or (ii) the emission, discharge, release, storage, transport, disposal, management, handling or use of which is now or hereafter regulated under or subject to any applicable Environmental Laws.

      "Contracts" shall mean, whether written or oral, all bids, quotations, proposals, options, guarantees, offset agreements, subcontracts, contracts (including subcontracts thereunder), including (without limitation) the Contracts listed on Schedules 5.8 and 5.14, agreements, leases, understandings, commitments, teaming arrangements, Memoranda of Understanding ("MOUs"), and Memoranda of Agreements ("MOAs") and sales and purchase orders of Seller or the Space Systems Division relating to the Business.

      "Damages" shall refer, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, to any losses, claims, damages, liabilities (liquidated or unliquidated, accrued, contingent or otherwise), obligations, judgments, settlements, reasonable out-of-pocket costs, expenses and attorneys' fees (including such costs, expenses and attorneys' fees incurred in connection with any investigation or in enforcing such right of indemnification against any Indemnitor), fines and penalties, if any.

      "Documents" shall refer to any books, records, files, papers, tapes, microfilms, computer records (including, without limitation, books and records stored in computerized storage media) and any other documents.

      "DoD Manual" shall have the meaning ascribed to such term in Section
5.4 hereof.

      "Employee Benefit Plan" shall have the meaning ascribed to such term by Section 3(3) of ERISA.

      "Employee Pension Plan" shall have the meaning ascribed to such term by Section 3(2) of ERISA.

      "Employees" shall have the meaning ascribed to such term in Section 11.1(a) hereof.

      "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or directive (conditional or otherwise), judgment, lien or other assessment by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental leaks or spills), of, or exposure to, or Release of any Contaminant, odor or audible noise in, into or

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onto the environment, including, without limitation, the air, groundwater, surface water or any surface or subsurface strata, at, in, by, from, or related to the Facilities, (ii) the transportation, storage, treatment or disposal of any Contaminant in connection with the operation of the Facilities or (iii) the violation, or alleged violation, of any applicable Environmental Laws or any Permits.

      "Environmental Laws" shall mean all applicable federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in such case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42. U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (41 U.S.C. Section 300f et seq.), and any and all regulations promulgated thereunder, and all applicable analogous state and local counterparts, equivalents, or similar statutes or ordinances, rules or regulations, including, without limitation, the California Health & Safety Code
Section 1 et seq., as amended, and any transfer of ownership notification or approval statutes such as the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann. Section 13:1K-6 et seq.) ("ISRA").

      "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control of Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

      "Excluded Assets" shall refer to those assets owned or leased by Seller which would otherwise be Assets and which are listed on Schedule 1(B).

      "Excluded Liabilities" shall refer to any and all obligations, commitments or liabilities of any and every nature whatsoever of Seller or the Space Systems Division, whether due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, howsoever or whenever arising, which are not Assumed Liabilities, including (without limitation) all obligations, commitments or liabilities

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(whether recourse or non-recourse to Seller or the Space Systems Division)
which are secured by or otherwise encumber any of the Assets or for which a claim otherwise could be made against the Purchaser or any of the Assets as a result of the transactions contemplated by this Agreement and, in each case, which are not Assumed Liabilities.

      "Export Control Laws" shall mean all Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies. Export Control Laws include, but are not limited to, the Export Administration Act of 1979 (24 U.S.C. Sections 2401-
2420); the International Emergency Economic Powers Act (50 U.S.C. Sections 1701-1706); the Trading with the Enemy Act (50 U.S.C. Sections 1 et seq); the Arms Export Control Act (22 U.S.C. Sections 2778, 2779); and the International Boycott Provisions of Section 999 of the Code.

      "Exhibit" shall refer to one of several written Exhibits to this Agreement each of which is hereby incorporated into and made a part of this Agreement for all purposes.

      "Facilities" shall mean real property owned, leased or used by the Space Systems Division.

      "Facility Leases" shall mean collectively, the Kearny Mesa Lease and the Sycamore Canyon Lease.

      "Final Closing Net Assets to be Sold" shall mean the assets and liabilities of the Space Systems Division as shown on the Final Closing Statement of Net Assets to be Sold.

      "Final Closing Statement of Net Assets to be Sold" shall have the meaning ascribed to such term in Section 4.6(a).

      "Financial Statements" shall have the meaning ascribed to such term in
Section 5.5(a) hereof.

      "GAAP" shall refer to generally accepted accounting principles in the United States as of the date of this Agreement, without references to changes therein as might otherwise be applicable to subsequent periods, consistently applied.

      "GD Employee Benefit Plans" shall have the meaning ascribed thereto in
Section 5.9(a) hereof.

      "GD Employee Pension Plans" shall have the meaning ascribed thereto in
Section 5.9(a) hereof.

      "GD Savings Plans" shall have the meaning ascribed thereto in Section 5.9(b) hereof.

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      "GD Savings and Welfare Plans" shall have the meaning ascribed thereto in Section 5.9(b) hereof.

      "General Industry Developments" shall mean any change, or any development involving a prospective change, which relates to the defense and space launch vehicle industries generally as opposed to a change or prospective change, the effects of which will impact primarily the Space Systems Division.


      "Government Contract" shall refer to any bid, quotation, proposal, contract, option, agreement, commitment or sale or purchase order that is with the United States Government or a department or agency thereof or any foreign government or a department or agency thereof, including, among other things, all contracts to supply goods and services, and subcontracts thereunder.

      "HSR Act" shall refer to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnification Event" shall refer to any action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

      "Indemnitor" shall refer to the indemnifying Person in the case of any obligation to indemnify established pursuant to the terms of this Agreement.

      "Initial Net Assets to be Sold" shall mean the assets and liabilities of the Space Systems Division as shown on the Initial Statement of Net Assets to be Sold.

      "Initial Reconciling Statement" shall have the meaning ascribed to such term in Section 4.2 hereof.

      "Initial Statement of Net Assets to be Sold" shall have the meaning ascribed thereto in Section 4.2 hereof.

      "Interests" shall have the meaning ascribed to such term in Section 3.1(a) hereof.

      "Intellectual Property" shall refer to all inventions, improvements, domestic and foreign patents and applications therefor, trade secrets, know how, customer lists, trade names, common law trademarks and service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask works, mask work registrations and applications therefor, rights in computer software, all rights granted or retained in licenses under any of the foregoing and all rights to use data retained by the Space Systems Division under any Contract.

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      "Kearny Mesa Facility" shall mean the Kearny Mesa facility located in
San Diego, California, which is owned by GDC and used in the Space Systems Division.

      "Kearny Mesa Lease" shall mean the lease agreement to be executed by Purchaser and GDC at Closing relating to the Kearny Mesa Facility substantially in the form of Exhibit C hereto.

      "Law" shall mean any federal, state, local, or foreign law (including common law), constitution, statute, code, ordinance, rule, regulation, executive order, or other requirement.

      "Lease Contract" shall refer to any Contract which is a lease of or rental agreement with respect to Property (other than the Facility Leases and other Leases) or an installment sale contract arising out of the sale of Property.

      "Leased Assets" shall refer to those assets leased to Seller which, if owned by Seller, would be Purchased Assets (excluding the Leased Properties) and which are listed on Schedule 1(C).

      "Leased Property" shall have the meaning ascribed to such term in
Section 5.20(a) hereof.

      "Leases" shall have the meaning ascribed to such term in Section 5.20(a) hereof.

      "License Agreement" shall refer to the Cross License Agreement between Seller and Purchaser, substantially in the form of Exhibit D hereto.

      "Liens" shall have the meaning ascribed to such term in Section 5.17 hereof.

      "Loss" shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorney's and other professional fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and those modification costs incurred to permit continued or resumed normal operation of the Facilities.

      "Material Adverse Effect" shall mean any material and adverse effect on the business, condition (financial or otherwise), revenues, earnings, assets, prospects or results of operations of the specified Person.

      "Multiemployer Plans" shall have the meaning ascribed to such term by
Section 4001(a)(3) of ERISA.

      "Multiple Employer Plans" shall have the meaning ascribed thereto in
Section 5.9(a) hereof.

      "1954 Code" shall refer to the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

      "Owned Property" shall have the meaning ascribed to such term in
Section 5.20(a) hereof.

      "PBGC" shall refer to the Pension Benefit Guaranty Corporation.

      "Permit" shall mean any permit, approval, authorization, license, variance, or permission required by a governmental authority under any applicable Environmental Laws.

      "Person" shall include an individual, a partnership, a corporation, or a division or business unit thereof, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity.

      "Plant 19" shall mean the facility designated as Plant 19 located in San Diego, California, which is owned by the United States Air Force and used in the Space Systems Division pursuant to the Plant 19 Facilities Agreement.

      "Plant 19 Facilities Agreement" shall mean the Facilities Agreement by and between the Seller and the United States Air Force relating to Plant 19.

      "Pre-Medicare Plan" shall have the meaning ascribed thereto in Section
11.3 hereof.

      "Product Warranty Insurance" shall have the meaning ascribed thereto in Section 5.23 hereof.

      "Property" or "Properties" shall include all property and all other assets of whatsoever nature including, without limitation, real and personal property, whether tangible or intangible, and claims, rights and choses in action, other than Intellectual Property.

      "Purchase Order" shall have the meaning ascribed thereto in Section 12.5(b) hereof.

      "Purchase Price" shall have the meaning ascribed thereto in Section
2.3 hereof.

      "Purchased Assets" shall refer to all the business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are owned by Seller or any Affiliate of Seller and used in, held for use by, or related to the business of, the Space Systems Division (other than any Excluded Assets or any fee interest in the Leased Assets), including, without limitation, the following assets:

                          (a) all leasehold interests (including, without limitation, the Facility Leases (other than the landlord's interest therein), the Leases, the Plant 19 Facilities Agreement and leasehold interests in the Leased Assets) and other interests in real property listed on Schedule 1(D), in each case together with all improvements, fixtures and all other appurtenances thereto and rights in respect thereof;

                          (b) all work in process, raw materials, finished goods, goods in transit and other properties and rights associated with the performance of Contracts or the business or operations of the Space Systems Division, supplies, machinery, equipment, interests in government furnished equipment, test equipment, computers, tools, dies, spare parts, components, subassemblies, vehicles, furniture, office materials and other tangible personal property and leasehold interests therein, whether or not such assets are located at the properties referred to in clause (a) above;

                          (c) all accounts receivable, notes receivable, unbilled revenues and other claims for money or other obligations due (or which hereafter will become due) to Seller arising out of the business or operations of the Space Systems Division;

                          (d) all of Seller's interest in Intellectual Property, including, without limitation, all results of research and development activities and other Intellectual Property developed or acquired by or on behalf of the Space Systems Division, whether related to, or of use or potential use in connection with any current or contemplated potential future products of the Space Systems Division or parts, components or subassemblies thereof used or purchased by the Space Systems Division;

                          (e) all proceeds under any insurance contract or arrangement relating to the Business in respect of Assumed Liabilities or damage to Assets;

                          (f) all right, title and interest in, to and under all Contracts, subject in each case to the terms of such Contracts;

                          (g) all Documents of the Space Systems Division (including such books and records as are contained in computerized storage media), including (without limitation) all inventory, purchasing, accounting, sales, export, import, research, engineering, manufacturing, maintenance, repairs, marketing, banking, legal, Intellectual Property, shipping records, records relating to GD Employee Benefit Plans to the extent they relate to Assumed Liabilities, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (a) above;

              provided, however, that Seller shall have the right to (A) keep and use for itself and its Affiliates a copy of any such list, file, book, record or Document and (B) transfer to a third party, a copy of any such list, file, book, record or Document transferred hereunder to Purchaser that is not exclusive to the Space Systems Division and that does not contain any confidential or proprietary information concerning the Space Systems Division;

                          (h) any other tangible assets of Seller which are used primarily in the Space Systems Division and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Space Systems Division;

                        (i) all Authorizations which are or, with the consent of a third party, may be transferable and which are used in the business and operations of the Space Systems Division, as presently conducted;

                          (j) all goodwill associated with the Business, other than the goodwill associated with the name "General Dynamics";

                          (k) all rights under non-disclosure agreements with employees and agents of Seller and under confidentiality agreements with prospective purchasers of the Space Systems Division;

                          (l) all deposits and advance payments, prepaid charges, sums and fees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of Seller in connection with the Business(other than intercompany accounts between the Space Systems Division and Seller, or any other divisions, units, Affiliates or Subsidiaries of Seller);

                          (m) to the extent assets have been accumulated in connection with any GD Employee Benefit Plan as of the Closing Date, the allocable portion of the balance existing as of the Closing Date in any trust, voluntary employee beneficiary association, reserve, premium stabilization account or other similar account or arrangement established by Seller or any other Person which is attributable to the Assumed Liabilities; and

                          (n) any other asset of Seller in respect of which there is an Assumed Liability.

      "Purchased Intellectual Property" shall refer to the Intellectual Property included in Assets.

      "Purchaser" shall refer to Martin Marietta Corporation, a Maryland corporation having its principal executive office at 6801 Rockledge Drive, Bethesda, Maryland 20817.

      "Purchaser's Plans" shall have the meaning ascribed thereto in Section 11.5(b) hereof.

      "Release" shall mean any release, spill, emission, abandonment of any container or receptacle containing any Contaminant, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, or into or out of any property owned, leased or used by the Space Systems Division, including the movement or migration, gradual or otherwise, of any Contaminant through or in the air, soil, surface water, groundwater, or land surface or subsurface strata or formation.

      "Remedial Action" shall mean all actions required under Environmental Laws and all reasonable voluntary efforts to (1) clean up, remove, treat, monitor or in any other way address the Release of any Contaminant in the environment; (2) prevent the further Release or threat of further Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Release or any threatened Release.

      "Restricted Business" shall have the meaning ascribed to such term in
Section 7.8(a) hereof.

      "Schedule" shall refer to one of several written Schedules to this Agreement, each of which is hereby incorporated into and made a part of this Agreement for all purposes.

      "Seller" shall refer to General Dynamics Corporation, a Delaware corporation, having its principal executive office at 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523, General Dynamics Space Services Company, a Delaware corporation, having its principal office at 710 Mulcet Road, Cape Canaveral, Florida 32920, and General Dynamics Commercial Launch Services, Inc., a Delaware corporation, having its principal office at 5001 Kearny Villa Road, San Diego, California 92123.

      "Seller's Knowledge" shall mean the actual or constructive knowledge obtainable after due investigation by those officers, directors, employees or agents of the Seller named on or meeting the criteria set forth on Schedule 1(E) hereto.

      "Seller Property" shall have the meaning ascribed to such term in
Section 5.20(a) hereof.

      "Services Agreement" shall refer to the Services Agreement to be executed at Closing between Purchaser and Seller, substantially in the form of Exhibit E hereto.

      "Software" shall have the meaning ascribed to such term in Section 5.21(a)(4) hereof.

      "Space Systems Division" shall refer to the Space Systems Division of Seller (including each of GDC, SSC and CLS) and all of the businesses thereof involving the design, development, production, processing, launching, sale and servicing of (i) expendable launch vehicles, including Atlas launch vehicles,
(ii) upper stage rockets, including all Centaur programs, and (iii) advanced space systems, including space exploration, advanced upper stages, and next generation launch systems programs and supporting research and development,
(iv) any other launch vehicles, rockets, rocket motors and related products and services, (v) programs conducted with respect to energy and magnetics, and (vi) special access required programs related to any of the foregoing, including, without limitation, in each such case all IR&D/R&D, B&P/PD, Market Assist and MP&E of Seller in connection with the Space Systems Division (in each case as defined in Seller's Corporate Policy and Procedures as in effect as of the date hereof).

      "Subsidiary" shall refer to a corporation (or equivalent legal entity under foreign law) of which another Person owns directly or indirectly more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors and any partnership (or equivalent legal entity under foreign law) in which such other Person owns directly or indirectly more than a a 50% interest.

      "Sycamore Canyon Facility" shall mean the Sycamore Canyon facility located in San Diego, California, which is owned by GDC and used in the Space Systems Division.

      "Sycamore Canyon Lease" shall mean the lease agreement to be executed by Purchaser and GDC at Closing relating to the Sycamore Canyon Facility substantially in the form of Exhibit F hereto.

     "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, whether disputed or not.

      "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

      "Termination Date" shall have the meaning ascribed to such term in
Section 9.2(c) hereof.

      "Transferred Employees" shall have the meaning ascribed to such term in Section 11.1(b) hereof.

      "Transferred Non-Union Employees" shall have the meaning ascribed to such term in Section 11.1(b) hereof.

      "Transferred Union Employees" shall have the meaning ascribed to such term in Section 11.1(b) hereof.

      "Unresolved Changes" shall have the meaning ascribed to such term in
Section 4.6(a) hereof.


                                  ARTICLE II

                              BASIC TRANSACTION

      Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the following transactions shall occur:

        2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Purchaser, all of Seller's right, title and interest in and to the Assets.

        2.2 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and become responsible for all of the Assumed Liabilities. The parties to this Agreement expressly understand and agree that the Purchaser shall not and does not hereby assume or become liable for any obligations, commitments, liabilities or indebtedness of GDC, SSC, CLS or of any of their respective Subsidiaries or the Space Systems Division, which are Excluded Liabilities or otherwise are not expressly assumed by the Purchaser pursuant to this Section
2.2. Schedule 2.2 hereof sets forth a non-exclusive listing of some of the liabilities and obligations of Seller which Purchaser has not assumed or agreed to pay, perform or discharge, it being understood that such listing is not intended to limit in any manner whatsoever the foregoing sentence or the definition of Excluded Liabilities.

        2.3 Purchase Consideration. On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to pay to Seller, by bank wire transfer of immediately available Federal funds to an account designated in writing by Seller not later than three (3) Business Days prior to the Closing Date, an amount equal to $208,500,000 (the "Purchase Price"). The Purchase Price shall be subject to post-Closing adjustments as provided in Article IV hereof.

        2.4 Purchase from GDC, SSC and CLS. It is acknowledged that (i) Purchaser will acquire the Assets constituting the Business from each of GDC, SSC and CLS (as well as from any other Affiliate of GDC holding such assets),
(ii) Purchaser will not acquire the stock of SSC and CLS, (iii) Purchaser may elect to purchase all or part of the Purchased Assets through one or more of its direct or indirect Subsidiaries, as provided in Section 13.5 hereof and
(iv) each Seller will execute such documents as may be reasonably necessary to facilitate the foregoing.

                                ARTICLE III

                      CERTAIN AGREEMENTS OF THE PARTIES

         3.1 Certain Provisions Relating to Assets. (a) Except for Government Contracts, to the extent that a Contract, Authorization or other asset which would otherwise be included within the definition of "Assets", or any claim, right or benefit arising thereunder or resulting therefrom (each an "Interest" and collectively the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a government or governmental unit or agency), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

                 (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to sell, assign, transfer or convey to Purchaser any of its rights and obligations in and to any of the Interests without first obtaining all necessary approvals, consents or waivers. Seller shall cooperate with Purchaser to obtain all approvals, consents or waivers necessary to convey to Purchaser each such Interest as soon as practicable; provided, however, that neither Seller nor Purchaser shall be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested except as set forth in Section 7.2 hereof. The failure by Seller to obtain any approval, consent or waiver necessary to convey any Interest to Purchaser, except with respect to those approvals and consents listed on Schedule 3.1(b) (which is to be prepared by Purchaser after its review of the Contracts), shall not affect the obligations of the parties to close hereunder.

                 (c) To the extent any of the approvals, consents or waivers necessary to convey any Interest to Purchaser (other than the approvals and consents referred to in Section 3.1(b)) have not been obtained by Seller as of the Closing or to the extent any Interest cannot be transferred to Purchaser by the Closing, Seller shall, during the remaining term of such Interest, use all reasonable efforts, to (1) at the request of Purchaser, cooperate with Purchaser to obtain the consent of any such third party; provided that neither Seller nor Purchaser shall be obligated to pay any consideration therefor except as set forth in Section 7.2 hereof, (2) at the request of Purchaser, cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Purchaser (including, with respect to any Property leased by Seller which would otherwise be an Asset and as to which Seller has been unable to obtain the lessor's consent to the assignment thereof to Purchaser, to sublease such Property (to the extent permitted under the pertinent lease) to Purchaser, upon substantially the same terms and conditions as are set forth in such lease with respect to Seller), so long as Purchaser cooperates with Seller in such arrangements and promptly reimburses Seller for any and all payments required to be made by Seller after the Closing Date by the terms of the document governing such Interest (as the same shall be in effect on the date hereof) and any fees, costs and expenses of any nature incurred by Seller in connection with any such arrangements, and (3) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Interest against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Purchaser). To the extent that Seller enters into lawful arrangements reasonably satisfactory to Purchaser designed to provide the benefits of any Interest to Purchaser as set forth in clauses (1) and (2) above, such Interest shall be deemed to have been conveyed to Purchaser for the purposes of this Agreement; provided, however, that the approvals and consents listed on Schedule 3.1(b) shall be obtained as a condition to Closing, unless waived by Purchaser.


                                    ARTICLE IV

                            POST-CLOSING ADJUSTMENT

         Purchaser and Seller acknowledge that they may have differences of opinion regarding the underlying assumptions used for the earnings accrual rates and estimates at completion in the Atlas Program. The purpose of the preparation of the Closing Statement of Net Assets to be Sold is to determine the net change in the economic value of the Space Systems Division between that existing on August 29, 1993 and that existing on the Closing Date, by comparing financial statements as of those dates prepared by Seller on a consistent basis; the purpose is not to resolve any differences of opinion that may exist with respect to the underlying assumptions used for the earnings accrual rates and estimates at completion in the Atlas Program.

         4.1 Preparation of August Balance Sheet. Seller has provided to Purchaser prior to the execution of this Agreement a balance sheet, including related footnotes thereto, of the Space Systems Division as of August 29, 1993 (the "August Balance Sheet"), which August Balance Sheet (i) except as provided in clause (ii) hereof, has been prepared in accordance with GAAP consistently applied and (ii) takes into account all accruals and other adjustments (a) required to present the Space Systems Division as a stand alone entity, including certain liabilities or reserves which may previously have been recorded at the headquarters level, and (b) appropriate for a balance sheet being prepared at a financial year end.

         4.2     Preparation of Initial Statement of Net
Assets to be Sold and Initial Reconciling Statement. Seller has provided to Purchaser prior to the execution of this Agreement the Initial Statement of Net Assets to be Sold which is based upon the August Balance Sheet and which (i) except as otherwise provided in the remainder of this Section 4.2, has been prepared in accordance with GAAP on a basis consistent with the August Balance Sheet and the basis of accounting described in the footnotes to the Initial Statement of Net Assets to be Sold, which footnotes are attached to the Initial Statement of Net Assets to be Sold, (ii) has been based upon estimate-at-complete assumptions set forth on Schedule 4.2, and (iii) includes the following adjustments to the August Balance Sheet:

                       (a) Excluded Assets and Excluded Liabilities (except for the Space Systems Division's investment and related customer deposits with respect to AMSC) have been excluded;

                       (b)     All intercompany accounts between
the Space Systems Division and Seller, or any other divisions, units, Affiliates or Subsidiaries of Seller, have been eliminated;

                       (c) To the extent that any such fee or expense would not otherwise have been incurred by the Space Systems Division in the ordinary course of business, liabilities or reserves with respect to any accounting, legal, investment or other professional or advisory fees or expenses relating to the negotiation of this Agreement or the transactions contemplated herein have been excluded;

                       (d) An adjustment has been made to include any employee or employee benefit matters that have been designated as Assumed Liabilities in Article XI and which are not otherwise included on the August Balance Sheet; and

                       (e) eliminate all accrued liabilities or benefits for current or deferred federal income taxes and all accrued liabilities or benefits for deferred state income taxes (including deferred state franchise taxes).

The resulting document shall hereinafter be referred to as the "Initial Statement of Net Assets to be Sold." Seller has provided to Purchaser in conjunction with the Initial Statement of Net Assets to be Sold an Initial Reconciling Statement which traces, reconciles and explains in reasonable detail all adjustments made to the August Balance Sheet in order to comply with this Section 4.2. The resulting document shall hereinafter be referred to as the "Initial Reconciling Statement."

         4.3 Preparation of Closing Date Balance Sheet. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Seller shall prepare or cause to be prepared a balance sheet of the Space Systems Division as of the close of business on the day preceding the Closing Date (the "Closing Date Balance Sheet") which balance sheet shall (i) except as provided in clause (ii) hereof, be prepared in accordance with GAAP consistently applied and (ii) shall take into account all accruals and other adjustments (a) required to present the Space Systems Division as a stand alone entity, including certain liabilities or reserves which may previously have been recorded at the headquarters level and were included in the August Balance Sheet, and (b) appropriate to a balance sheet being prepared at a financial year end. Purchaser shall, at the request of Seller, cooperate with Seller in the preparation of the Closing Date Balance Sheet.

         4.4     Preparation of Closing Statement of Net
Assets to be Sold and Closing Reconciling Statement. As promptly as practicable, but no later than sixty (60) days following the Closing Date, Seller shall prepare, or cause to be prepared, the Closing Statement of Net Assets to be Sold, which shall be based upon the Closing Date Balance Sheet and which shall:

                       (i) except as otherwise provided in the remainder of this Section 4.4, be prepared in accordance with GAAP on a basis consistent with the Closing Date Balance Sheet;

                       (ii) make the same adjustments as were made to the Initial Statement of Net Assets to be Sold as provided for by Section 4.2;

                       (iii) be adjusted to remove the effects, if any, resulting from any change in the assets or liabilities of the Space Systems Division during the period after the Initial Statement of Net Assets to be Sold through the Closing Date, caused by any write-ups or similar re-evaluations in the book value of any of the Assets that are not realizable within 12 months after the Closing Date Balance Sheet;

                       (iv) include an adjustment for any differences noted between a physical count of all fixed assets, equipment and inventories which are noted as a result of any physical inventory observation procedures conducted by Arthur Andersen;

                       (v) except as otherwise provided in clause (vi), for those Contracts accounted for under the percentage of completion method (Titan/Centaur program), the earnings accrual rates applied to Contracts in process, and for those Contracts accounted for under the completed contract method (Atlas Program), the estimates at completion applied to Contracts in process, shall, in each case, be identical to those used in the preparation of the Initial Statement of Net Assets to be Sold (the significant estimate-at-complete assumptions underlying the Initial Statement of Net Assets to be sold are reflected in Schedule 4.2);

                       (vi) except with respect to the Atlas Program, make those adjustments to the earnings accrual rates and estimates at completion underlying the Closing Statement of Net Assets to be Sold which are of such a nature as would under GAAP consistently applied require a change in the cost estimates at completion;

                       (vii) eliminate any amount that has been recorded in any asset account to the extent that the benefits associated with the related asset cannot be transferred to or realized by Purchaser, including, without limitation, any amounts (i) intended to reflect potential prospective benefits of the carryover of losses or of tax benefits or attributes of the Space Systems Division from periods prior to or ending on or as of the Closing Date Balance Sheet, and (ii) in respect of any insurance policy covering any of the Assets if such insurance policy and the benefits thereof will not be assigned or otherwise transferred to the Purchaser at the Closing; provided, however, that, for the purposes of the foregoing, Purchaser and Seller agree that this subsection shall not be construed to prevent an amount from being recorded in an asset account if Purchaser's sole basis for excluding it is that the benefit will not be realized because the estimates at completion on the Atlas Program are not sufficiently conservative; and

                       (viii) eliminate all cash balances, including all negative cash balances.

The resulting document shall hereinafter be referred to as the "Closing Statement of Net Assets to be Sold." Seller shall provide to Purchaser in conjunction with the Closing Statement of Net Assets to be Sold, the Closing Reconciling Statement which shall trace, reconcile and explain in reasonable detail all adjustments made to the Closing Date Balance Sheet in order to comply with this Section 4.4. The resulting document shall hereinafter be referred to as the "Closing Reconciling Statement."

         4.5 Audit. Seller has engaged, or immediately upon execution of this Agreement shall engage, at Seller's expense, Arthur Andersen to conduct an examination of the Closing Date Balance Sheet in accordance with generally accepted auditing standards and to issue an unqualified report thereon. Arthur Andersen's judgment as to the audit scope and materiality threshold for proposed adjusting entries shall not be restricted by any limitations imposed by Seller or Purchaser. In addition, Arthur Andersen shall report on the Closing Statement of Net Assets to be Sold and attest that the Closing Statement of Net Assets to be Sold was prepared in accordance with Section 4.4. Seller shall agree to and shall make any adjustments necessary to (i) the Closing Date Balance Sheet in order to obtain and deliver to Purchaser as soon as is practicable, but no later than sixty (60) days after the Closing Date, Arthur Andersen's unqualified report thereon (except for (a) the going concern statement and (b) the fact that the Closing Date Balance Sheet contains no accrual for current federal income taxes and deferred federal and state income taxes) and (ii) the Closing Statement of Net Assets to be Sold in order to obtain and deliver to Purchaser as soon as is practicable, but no later than sixty (60) days after the Closing Date, Arthur Andersen's report attesting that the Closing Statement of Net Assets to be Sold was prepared in accordance with this Article IV of this Agreement (the "Attestation Report").

         4.6     Review of Closing Statement of Net Assets to be Sold.

                 (a) For a period of thirty (30) days after the delivery of the last to be delivered of the Closing Date Balance Sheet and Arthur Andersen's unqualified report thereon or the Closing Statement of Net Assets to be Sold and Arthur Andersen's Attestation Report thereon, Purchaser and Purchaser's independent accountants shall be entitled to review such documents and submit to Arthur Andersen in writing any suggestions for changes to the Closing Statement of Net Assets to be Sold that Purchaser believes are appropriate in order to cause the Closing Statement of Net Assets to be Sold to be prepared in accordance with the requirements of this Agreement. Any suggestions submitted to Arthur Andersen shall be accompanied by a reasonable explanation of Purchaser's basis for the suggested change and shall concurrently be submitted to Seller. Purchaser acknowledges that with respect to the Space Systems Division's accounting for its Atlas Program, which is included in the audited Closing Statement of Net Assets to be Sold, Purchaser will not challenge the underlying accounting practices that are used for the Atlas Program, as long as such accounting practices are consistent with those practices that were used in the preparation of the Initial Statement of Net Assets to be Sold. For a period of fifteen (15) days after the expiration of such thirty (30) day period, the parties shall consult with each other and with Arthur Andersen to determine if any such suggested changes and/or the proposed responses thereto may be resolved to the mutual satisfaction in writing of each party hereto. If any such suggested change and/or the proposed responses thereto shall not have been resolved to the mutual written satisfaction of each party hereto (the "Unresolved Changes") within such fifteen (15) day period or such additional period as the parties may mutually agree upon in writing, an independent auditing firm of recognized national standing (the "Arbiter") shall be selected by Purchaser and Seller, which shall not be the regular auditing firm of Purchaser or Seller, to review the Unresolved Changes. The parties hereto shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Arbiter and shall cause the Arbiter promptly to review this Agreement and the Unresolved Changes and determine, as the Arbiter deems necessary or appropriate, to what extent the Unresolved Changes are appropriate in order to cause the Closing Statement of Net Assets to be Sold to be prepared (i) in accordance with GAAP consistently applied, (ii) on a basis consistent with the Initial Statement of Net Assets to be Sold, and (iii) in accordance with this Agreement. In reaching such resolution, the Arbiter shall consider only the Unresolved Changes, it being understood that the Arbiter shall not be retained to conduct its own independent audit or review, but rather shall be retained to resolve specific differences between Purchaser and Seller within the range of such differences. The resolution by the Arbiter of the Unresolved Changes shall be reflected in the Closing Statement of Net Assets to be Sold. Within three (3) days after the resolution of the Unresolved Changes or, if there were no Unresolved Changes, within three (3) days after the expiration of the requisite review period, such Closing Statement of Net Assets to be Sold (the "Final Closing Statement of Net Assets to be Sold") shall be delivered concurrently to

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Purchaser and Seller and shall be final and binding upon the parties hereto.
Purchaser and Seller shall each pay one-half of the costs of the Arbiter.

                 (b) For purposes of complying with the terms set forth in this Article IV, each party shall cooperate with and make available to the other party and its auditors and representatives, all information, records, data, auditors' working papers, and access to its personnel and shall permit access to its facilities as may be reasonably required in connection with the preparation and analysis of the Closing Statement of Net Assets to be Sold, and the resolution of any Unresolved Changes or other dispute(s) thereunder. Without limiting the generality of the foregoing, (i) Seller shall permit Purchaser and its independent accountants and representatives (A) to review all working papers and computations prepared or used by Seller in preparing such financial statements and in making any adjustments thereto, (B) to review and have access to all working papers and computations prepared or used by Arthur Andersen or any independent accounting firm retained by Seller to review or assist in the preparation of such financial statements, (C) to observe and participate in the taking of the physical count of any of the fixed assets, equipment and inventories of the Space Systems Division deemed necessary by Arthur Andersen, and (D) to review all Documents and other relevant data of the Space Systems Division, and (ii) Purchaser shall permit Seller and its independent public accountants and representatives to (A) review all working papers and compilations used by Purchaser in reviewing the Closing Statement of Net Assets to be Sold and in suggesting any proposed adjustments thereto, (B) have reasonable access to the former employees of Seller who became employees of Purchaser, (C) to review all working papers used by any independent accounting firm retained by Purchaser to review or assist in the preparation of any proposed adjustments, and (D) have reasonable access to the Documents and other relevant data of the Space Systems Division, in each case, for the purpose of attempting to resolve the Unresolved Changes. After the Closing, Purchaser's auditors shall also have access to Arthur Andersen's working papers for the Final Closing Statement of Net Assets to be Sold as necessary for the purpose of providing regular auditing services to the Space Systems Division.

         4.7     Adjustment of Purchase Price.  If the Final Closing Net
Assets to be Sold are less than the Initial Net Assets to be Sold, Seller shall pay to Purchaser, as an adjustment to the Purchaser Price, an amount equal to such difference in the manner and with interest as provided below. If the Final Closing Net Assets to be Sold exceed the Initial Net Assets to be Sold, Purchaser shall pay to Seller, as an adjustment to the Purchaser Price, an amount equal to such excess in the manner and with interest as provided below. Any such payment pursuant to this Section 4.3 shall be made in immediately available funds within ten (10) business days after receipt of the Final Closing Statement of the Net Assets to be Sold. The amount of any payment made pursuant to this Section 4.3 shall bear interest from and including the Closing Date to, but excluding, the date of payment at the rate per annum equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect at the end of the day on the Closing Date.


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                                  ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF SELLER

         The following representations and warranties are made by and with respect to Seller. Each such representation and warranty shall be deemed to have been made by each of GDC, SSC and CLS in their individual capacities. Accordingly Seller hereby represents and warrants to Purchaser as follows:

         5.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full power and authority, corporate and otherwise, to own, lease and operate its properties and to carry on its business as and where presently conducted, to enter into and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller is required by virtue of the nature and characteristics of the assets, business and operations of the Space Systems Division to be duly qualified or otherwise authorized to do business as a foreign corporation in each jurisdiction set forth in Schedule 5.1, and Seller is so qualified and in good standing in each such jurisdiction.

         5.2 Authorization of Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Seller have been duly authorized by all necessary action, corporate or otherwise, of Seller, and this Agreement has been, and each of the Ancillary Agreements to which it is a party will be, duly executed and delivered by Seller and this Agreement constitutes, and each of the Ancillary Agreements to which it is a party when executed will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3 No Conflicts. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice or the passage of time or both) (a) conflict with the certificate of incorporation or by-laws of Seller or, except as set forth in Schedule 5.3, conflict with, or result in the breach or termination of, or constitute a default under, (1) any Authorization or Contracts or (2) any order, judgment, injunction or decree of any court or governmental authority, foreign or domestic, to which Seller is a party or by which it or any of its assets or properties are bound; (b) constitute a violation of any law, statute or regulation of any governmental authority,

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domestic or foreign, applicable to Seller; or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Space Systems Division.

         5.4 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Seller in connection with Seller's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, except for (a) any required filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act and due expiration of the waiting period (including any extensions) thereunder,
(b) any novations required in connection with Government Contracts, (c) any filings required under the Department of Defense Industrial Security Manual for Safeguarding Classified Information (the "DoD Manual"), (d) any filings required under United States Export Control Laws, (e) those consents or approvals which are listed in Schedules 3.1(b) and 5.4 and (f) consents under Contracts (other than any Government Contract), which Contracts individually or in the aggregate are not material to the Business.

         5.5     Financial Statements.  (a)  Seller has delivered to
Purchaser balance sheets and statements of operations for the Business as at and for the periods ended December 31, 1991, December 31, 1992 and August 29, 1993 (collectively, the "Financial Statements"), copies of which are attached to Schedule 5.5(a) hereto. All such Financial Statements have been prepared based upon the books and records of the Space Systems Division in conformity with GAAP consistently applied (except for changes, if any, required by GAAP and disclosed therein). Such statements of operations present fairly the results of operations of the Business for the periods covered, and the balance sheets present fairly the financial condition of the Business as of their respective dates. The August 29, 1993 Financial Statements reflect all adjustments (which consist only of normal recurring adjustments or adjustments not material in amount and include, but are not limited to, estimated provisions for year-end adjustments) necessary for a fair presentation. Seller has made available to Purchaser copies of each management letter or other letter delivered to Seller by Arthur Andersen relating to any review by Arthur Andersen of the other matters of the Business during the five-year period ended December 31, 1992 or thereafter. Since December 31, 1992, there has been no change in any of the significant accounting policies, practices or procedures of Seller as they relate to the Business.

                 (b) The August Balance Sheet, the Initial Statement of Net Assets to be Sold and the Initial Reconciling Statement have been prepared in accordance with the provisions of Article IV of this Agreement.

                 (c) Set forth in Schedule 5.5(c) is a complete and correct list of all Atlas Program and Contract cost reserves (i.e., reserves provided for in Seller's estimates at completion), reserves for warranties, and reserves for defective pricing maintained by Seller with respect to the Space Systems Division as of the date of the Initial Statement of Net Assets to be Sold, and disclosure of any change in such reserves between the date of the Initial Statement of Net Assets to be Sold and the Closing Date.

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         5.6     Forecasts.  Notwithstanding any disclaimers to the contrary
(whether oral or in writing) made by or on behalf of Seller, all forward looking statements (including, but not limited to, forecasts and projections of revenues, cash flow, income or losses, capital expenditures, or other financial items, management plans and objectives for future operations, statements of future economic performance, and statements of the assumptions underlying or relating to any of the foregoing), contained in the items identified on
Schedule 5.6, were based upon grounds which, to Seller's Knowledge, were reasonable when made and were disclosed to Purchaser in good faith.

         5.7 Absence of Certain Developments. Since August 29, 1993, there has not been any material adverse change in the business, condition (financial or otherwise), revenues, earnings, assets, prospects or results of operations of the Space Systems Division, other than changes in the prospects of the Space Systems Division resulting from a General Industry Development.

         5.8 Material Contracts. (a) All Contracts of Seller which relate to the Space Systems Division are in full force and effect and are valid, binding and enforceable in accordance with their terms, except to the extent that the failure, individually or in the aggregate, of any Contract to be valid, binding and enforceable would not have a Material Adverse Effect on the Space Systems Division, and subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Schedule 5.8(a)(1) sets forth a complete and correct list of all Contracts which contain an obligation on the part of Seller to pay more than $1 million, to which Seller is a party relating to the Space Systems Division, excluding Contracts entered into in the ordinary course of business relating to products and services provided or to be provided by Seller to customers of the Space Systems Division (which Contracts are covered by Section 5.14). Except as set forth in Schedule 5.8(a)(2), there are no defaults or threatened defaults by Seller under any Contract or, to the best of Seller's knowledge, by any other party under a Contract, other than such default or defaults under a Contract (other than a Government Contract) which would not, individually or in the aggregate, have a Material Adverse Effect on the Space Systems Division.

                 (b)   Except as set forth in Schedules 5.8(b)(1) through
(b)(9), Seller neither has participated in, nor is bound by or subject to: (1) any employment, consulting, sales representative or similar Contract relating to the Space Systems Division which is not terminable without penalty or further obligation on the part of Seller within 30 days or which contains an obligation to pay more than $98,000 per year; (2) any Contract which could result in the imposition on any Person of an excise tax under Section 4999 of the Code; (3) any Contract of guarantee or indemnification by Seller on behalf of the Space Systems Division running to any Person which involves, individually or in the aggregate, an amount of more than $100,000; (4) any indebtedness of Seller on behalf of the Space Systems Division for borrowed

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money; (5) any indebtedness of whatsoever nature (including, without limitation, open account indebtedness) to any Affiliate of Seller or any Contract with or to any Affiliate of Seller; (6) any Contract containing any covenant limiting the freedom of Seller in respect of the business or operations of the Space Systems Division to engage in any line of business or compete with any Person or in any geographic area; (7) any Contract relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise which relates to the Space Systems Division; (8) any Contract relating to capital expenditures in respect of the Space Systems Division not reflected in the capital spending plan annexed to Schedule 5.8(b)(8) and involving future payments which, together with future payments under all other Contracts relating to the same capital project, exceed $100,000; or (9) except for Contracts entered into with customers and suppliers of the Space Systems Division in the ordinary course of business, any other Contract which relates to the Space Systems Division and which involves $100,000 or more and which is not cancelable without penalty within 30 days.

                 (c) Seller has made available or delivered to Purchaser complete and correct copies of all Contracts of Seller that relate to the Space Systems Division, together with all amendments thereto, which involve $98,000 or more.

                 (d) Schedule 5.8(d) sets forth all bids, proposals or quotations made by the Space Systems Division and which were outstanding as of August 29, 1993 (which shall be updated as of the Closing Date). Schedule 5.8(d) identifies each such bid, proposal or quotation by number and the party to which such bid, proposal or quotation was made, the proposed price and Seller's current assessment of profit or loss at completion for each such bid, proposal or quotation. Except as set forth on Schedule 5.8(d), there are no outstanding bids, proposals or quotations made by the Space Systems Division for which the total costs estimated at the time of the bid, including allocable overhead and general and administrative expenses, as estimated in good faith by Seller, would result in a net loss on the applicable Contract.

         5.9 Employee Benefit Plans. (a) Schedule 5.9(a) contains a complete and correct list of all Employee Benefit Plans and any other employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policy, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the Assets of the Seller or the Business, maintained by Seller or to which Seller has contributed or is or was obligated to make payments, in each case with respect to any employees (or, if the Seller has any existing liability, former employees) of Seller who are employed in the Space Systems Division (hereinafter, the "GD Employee Benefit Plans"). All Employee Pension Plans maintained by Seller, or to which Seller has contributed or is obligated to contribute, in each case with respect to any employees of Seller who are employed in the Space Systems Division

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(hereinafter, the "GD Employee Pension Plans") are separately listed on
Schedule 5.9(a). Schedule 5.9(a) clearly identifies all GD Employee Benefit Plans which are (i) Multiemployer Plans, (ii) multiple employer plans subject to Sections 4063 and 4064 of ERISA ("Multiple Employer Plans"), (iii) plans other than Multiemployer Plans and Multiple Employer Plans that are subject to
Section 412 of the Code, (iv) plans intended to qualify under Section 401 of the Code, and (v) "welfare benefit plans" within the meaning of Section 3(1) of ERISA ("GD Welfare Plans") which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by
Section 4980B of the Code if paid 100% by the participant. Schedule 5.9(a) describes, and provides copies where applicable, of each written communication made prior to the date hereof by any officer of Seller or the Director of Human Resources of the Space Systems Division or any fiduciary with respect to the GD Employee Benefit Plans to present employees of the Space Systems Division regarding any Employee Benefit Plan or other employee-related practice, policy, or arrangement with respect to this Agreement.

                 (b)   Except as set forth on Schedule 5.9(b):

                       (1) the GD Employee Pension Plans which are defined contribution plans intended to qualify under Section 401 of the Code (the "GD Savings Plans") are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the GD Savings Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code;

                       (2) to Seller's Knowledge, no GD Employee Benefit Plans have been amended in any manner which would require the posting of a security under Section 401(a)(29) of the Code or Section 307 of ERISA;

                       (3) there are no Multiemployer Plans or Multiple Employer Plans in which employees of the Space Systems Division currently participate or have participated in within the last five (5) years;

                       (4) true, correct and complete copies of the following documents, with respect to each of the GD Employee Benefit Plans (exclusive of the defined benefit plans covering employees who are not members of bargaining units identified on Schedule 5.22) (the "GD Savings and Welfare Plans"), have been made available or delivered by Seller to Purchaser: (A) all plan documents, including trust agreements, insurance policies and service agreements and amendments thereto, (B) the most recent Forms 5500 and any financial statements attached thereto and those for the prior two years, (C) the last Internal Revenue Service determination letter, (D) summary plan descriptions, (E) the most recent actuarial reports and those for the prior two years, if any, and (F) written descriptions of all non-written agreements relating to any such plan;

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                       (5)  to Seller's Knowledge, there are no material
pending claims or lawsuits which have been asserted or instituted against the GD Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the GD Employee Benefit Plans (other than routine benefit claims) nor does Seller have knowledge of facts which could form the basis for any such claim or lawsuit;

                       (6) all amendments and actions required to bring the GD Savings Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and any other applicable laws (including the rules and regulations thereunder) have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 5.9(b)(6);

                       (7) to Seller's Knowledge, the GD Employee Benefit Plans have been maintained, in all material respects, in accordance with their plan documents and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable law, and neither Seller nor any "party in interest" or "disqualified person" with respect to the GD Employee Benefits Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 or ERISA;

                       (8) to Seller's Knowledge, Seller has not incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA; and

                       (9) none of the GD Employee Benefit Plans contain any provisions which would prohibit the transactions contemplated by this Agreement or any Ancillary Agreement or which would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.

                 (c) Schedule 5.9(c) contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Space Systems Division for the last three fiscal years.

                 (d) Except as disclosed on Schedule 5.9(d), Seller has not prepaid or prefunded any GD Welfare Plan through a trust, reserve, premium stabilization or similar account.

         5.10    Litigation; Violation of Law.  (a)  Except as set forth on
Schedule 5.10(a), there are no judicial, arbitral or administrative actions, proceedings, investigations or audits (including, but not limited to, the audits and investigations set forth in Section 5.10(b) hereof) pending or overtly threatened that question the validity of this Agreement or any of the Ancillary Agreements to which Seller is a party or any action taken or to be

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taken by Seller in connection with this Agreement or any of the Ancillary
Agreements to which it is a party, or which, if adversely determined, would have a material adverse effect upon Seller's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

                 (b)   Except as set forth on Schedules 5.10(b)(1) through
(b)(3): (1) there are no suits, claims, actions, or legal, administrative, arbitration or other proceedings or governmental investigations or audits (other than routine audits under Government Contracts the outcome of which would not have a material adverse effect on the Business, the Space Systems Division or any Contract) with respect to the Space Systems Division, including, without limitation, any thereof related to any Government Contract or other Contract to which Seller is a party, pending or overtly threatened;
(2) there are no orders, injunctions or decrees outstanding against Seller related to any Government Contract or other Contract to which the Space Systems Division (or Seller, in connection with the Space Systems Division) is a party or pursuant to which the Space Systems Division is performing services or supplying goods; and (3) to Seller's Knowledge, there are no claims, whether asserted or unasserted, or other assertions of liability against Seller which relate to the Space Systems Division and in each case, (A) in which relief other than, or in addition to, money damages from Seller is sought, or (B) in which recovery of money damages from Seller in an amount (individually or in the aggregate for all such claims and assertions of liability) in excess of $250,000 is sought.

                 (c) Except as set forth in Schedule 5.10(c), Seller has not received any notice of violation of, and Seller is not in violation of, any applicable federal, state, local or foreign law, statute, ordinance, order, rule or regulation, or judgment entered by any federal, state, local or foreign court or governmental authority, relating in each case to the operation, conduct or ownership of the properties or businesses of the Space Systems Division, including but not limited to, the federal antitrust laws, the state antitrust laws, the federal securities laws, the state securities laws (so called "Blue Sky" and similar laws), and all other federal, state or local laws, regulations or ordinances pertaining to the Business, except for any such violations, which, individually or in the aggregate, would not have a Material Adverse Effect on the Space Systems Division; provided, however, that nothing contained herein shall modify knowledge qualifications included within the representations and warranties set forth in Sections 5.9, 5.14, 5.18 and 5.20.

                 (d) All Authorizations necessary to the current operations of the Space Systems Division are set forth on Schedule 5.10(d) and are in full force and effect without any default hereunder by Seller (other than Authorizations which, if not currently held by Seller, do not adversely affect in any material respect Seller's ability to conduct the business of the Space Systems Division and which can be readily obtained without significant cost or penalty) or, to Seller's Knowledge, by any other party thereto, and Seller has not received any notice, written or oral, of any claim or charge that Seller is currently in violation of or in default under any Authorization or Authorizations necessary to any of the current operations of the Space Systems Division.

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         5.11    Tax and Other Returns and Reports  (a)  Except as set forth in Schedule 5.11(a): (1) all federal Tax Returns, all state and local income or franchise Tax Returns, and all other Tax Returns (or extensions relating thereto) required to be filed by Seller have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and all Taxes shown as due thereon have been timely paid; (2) all Taxes (other than federal or deferred state Taxes measured or assessed on the net income of Seller, including deferred state franchise Taxes) imposed on Seller (whether or not shown on any Tax Return) in respect of any taxable period (or portion thereof) ending on or prior to the Closing Date
(A) have been fully and timely paid or (B) are and will be adequately provided for on the Closing Statement of Net Assets to be Sold and are not and will not be material, individually or in the aggregate, to the Space Systems Division; provided, however, that the representations and warranties set forth in this
Section 5.11(a) are made only to the extent that Taxes (i) are or may become liens on the Purchased Assets or (ii) for which Purchaser is or may be liable in the capacity of transferee of the Purchased Assets.

                 (b) Except as set forth in Schedule 5.11(b), none of the Assets is (1) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (2) used predominantly outside the United States within the meaning of Prop. Reg. Section 1.168-2(g)(5), (3) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code, or (4) "limited use property" as that term is used in Rev. Proc. 76-30. Following the Closing, none of the Assets will be property that Purchaser or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the 1954 Code.

                 (c)   Seller is not a foreign person within the meaning of
Section 1445 of the Code.

                 (d) With respect to Leased Assets placed in service on or before the date hereof, and except as a result of acts, errors or omissions, including breaches of representations, by the lessee thereunder, each of the Lease Contracts (excluding property sold on installment sales contracts) will be treated as a "true lease" for federal income tax purposes.

                 (e) The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable law.

         5.12 Absence of Undisclosed Liabilities. (a) Except as set forth on Schedule 5.12, Seller does not have, in connection with the Space Systems Division, any liabilities or obligations, either accrued, contingent or otherwise, of a type normally reflected on a balance sheet or disclosed in a footnote thereto prepared in accordance with GAAP (including all liabilities and accruals necessary to present the Space Systems Division as a stand alone entity inclusive of any liabilities which may have previously been recorded at

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the corporate office level), (1) which, if existing as of December 31, 1992, or
August 29, 1993, have not been reflected in the Financial Statements; or (2) which, if incurred since the date of the August 29, 1993 Financial Statements will not be reflected in the Final Closing Statement of Net Assets to be Sold, except for liabilities arising after the date of the August 29, 1993 Financial Statements and discharged prior to the Closing Date.

                 (b)  Except as set forth on Schedule 5.12, since December
31, 1992, there has not been, occurred or arisen: (1) any damage or destruction to properties or assets of Seller, whether covered by insurance or not, which had or may have a Material Adverse Effect on the Space Systems Division; (2) any increase in the compensation payable, or to become payable, by Seller to any officer or employee employed in the Space Systems Division whose remuneration during 1992 exceeded the rate of $75,000 per year, or any increase in benefits or benefit plan costs or any material change in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any officer or employee of Seller employed in the Space Systems Division; or (3) any waiver by Seller of any rights which, individually or in the aggregate, would have a Material Adverse Effect on the Space Systems Division.

         5.13 Affiliate Agreements. Except as set forth on Schedule 5.13(a), there are no Contracts between Seller and its Affiliates in connection with the Space Systems Division, including, without limitation, any such Contracts relating to the provision of any services by Seller to any such Affiliate, or by any such Affiliate to Seller, which Contracts are not terminable at will by Seller without penalty. Schedule 5.13(b) sets forth a list of all interdivisional Contracts and invoices outstanding as of the date of this Agreement which relate to (i) the provision of products or services to the Space Systems Division by any other division, unit, Subsidiary or other Affiliate of Seller or (ii) the provision of products or services by the Space Systems Division to any other division, unit, Subsidiary or other Affiliate of Seller.

         5.14    Contracts for the Sale of Products or Services.  (a)
Schedule 5.14(a) contains a complete and accurate list of all Contracts pursuant to which Seller provides, or has agreed to provide, products or services to customers of the Space Systems Division, including both commercial Contracts and Government Contracts, but excluding Contracts which individually involve a dollar amount of less than $500,000.

                 (b)   Except as set forth on Schedules 5.14(b)(1) through
(b)(14):

                       (1) The Space Systems Division has complied in all material respects with all applicable federal procurement laws and regulations including, without limitation, the Truth in Negotiations Act, the Federal Acquisition Regulation, the Defense Federal Acquisition Regulation Supplement, the National Aeronautics and Space Administration Federal Acquisition Regulation Supplement, the Department of Energy Acquisition Regulation and the Procurement and Integrity Act;


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                       (2)  All of the Contracts set forth on Schedules 5.8
and 5.14(a) and the Leases set forth on Schedule 5.20 are valid and are binding on the parties thereto and the Space Systems Division is in compliance in all material respects with all terms and conditions in such Contracts;

                       (3) The pricing, cost accounting, estimating, property and resource planning and procurement systems relating to the Space Systems Division have been disclosed to the extent required by law or regulation to the United States government and such disclosures are in compliance in all material respects with applicable federal procurement law regulations;

                       (4) Neither Seller, nor any officer, director, employee, agent, or representative of Seller or the Space Systems Division has made, with respect to the Business (i) any illegal political contributions,
(ii) payments from corporate funds not recorded on the books and records of Seller or the Space Systems Division, as the case may be, (iii) payments from corporate funds that were falsely recorded on the books and records of Seller or the Space Systems Division, as the case may be, (iv) any payments from corporate funds, promises to pay, or authorization of payment, or offer, gift or promise to give, to any government officials or any foreign political party, official thereof or candidate for foreign political office, or to any person while knowing that all or a portion of such funds will be offered directly or indirectly to any foreign official or any foreign political party, party official, or candidate for foreign political office for the purpose of influencing the action of such official, party official, or candidate for political office or the action of the government, or foreign political party, in order to obtain, retain or direct business to or obtain, retain or direct licenses or other special treatment for the Space Systems Division;

                       (5)  Seller, with respect to the Space Systems
Division, has never been debarred or suspended from participation in the award of Contracts or subcontracts or from otherwise conducting business with the United States government or any agency thereof, nor are there any facts or circumstances which may form the basis of a debarment or suspension proceeding;

                       (6) To Seller's Knowledge there are no actual, asserted or threatened performance or administrative deficiencies under any Contract, and Seller has not received any notice of a performance or administrative deficiency, any stop work orders, terminations, cure notices or notices of default under any of the Contracts;

                       (7) The Space Systems Division holds such security clearances as are required to perform its respective Contracts or subcontracts. There are no facts or circumstances currently existing or which have occurred that could result in the suspension or termination of such clearances, or that could render the Space Systems Division ineligible for such security clearances in the future. All security measures required by the Department of Defense Industrial Security Manual have been implemented in all material respects;


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                       (8)  There are no Contracts for the sale of products or
services by the Space Systems Division for which the most recent estimated costs at completion, including allocable overhead and general and administrative expenses, as estimated in good faith by Seller, exceed the contract price;

                       (9) There is no unexercised option for the sale of products or services by the Space Systems Division for which the most recent estimated total costs of completing the unexercised option, including allocable overhead and general and administrative expenses, as estimated in good faith by Seller, would result in a net loss on the applicable Contract;

                       (10) There are no Contracts for the sale of products or services by the Space Systems Division for which, at the time of the most recent scheduled contract milestone, the work schedule was over 60 days late or, in the absence of scheduled contract milestones, is currently estimated to be over 60 days late and, in each case, where such delinquency could reasonably be expected to have a material adverse effect on the ability of the Space Systems Division to perform the Contract without default or penalty;

                       (11) There are no Contracts for the sale of products or services by the Space Systems Division which include provisions for a reduction in price or a liquidated damages clause for late delivery;

                       (12) There are no Contracts for the sale of products or services by the Space Systems Division which require Seller to be an account party to a letter of credit or bank guarantee which allows the beneficiary to draw funds without the specific consent of the account party, in the absence of an arbitration or judicial ruling in favor of the beneficiary;

                       (13) There is no outstanding bid for the sale of products or services where performance has begun or will begin prior to Contract award, nor are there any existing Contracts that are being performed without contractual funding; and

                       (14) There are no claims or requests for equitable adjustment outstanding or, to the Seller's Knowledge, threatened under any Contracts in process.

         5.15 Export Control and Related Matters. (a) Seller and the Space Systems Division are in compliance with all United States Export Control Laws, and are in compliance in all material respects with all Foreign Export Control Laws.

                 (b) The Space Systems Division has all necessary authority under the Export Control Laws to conduct operations including, but not limited to, (1) all necessary licenses for any pending export transactions, (2) all

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necessary licenses and clearances for the disclosure of information to foreign persons and (3) all necessary registrations with government agencies with authority to implement the Export Control Laws.

                 (c) Neither Seller nor the Space Systems Division has participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or
Section 999 of the Code.

         5.16 Cooperative Business Agreements. Schedule 5.16 contains a complete and correct list of all of the teaming arrangements, MOUs and MOAs to which Seller is a party and which relate to the Space Systems Division. Seller does not own any Joint Venture Interests which relate to the Space Systems Division. Each such agreement is the valid, binding, and enforceable obligation of Seller and, to Seller's knowledge, the other party or parties thereto, and is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor, to Seller's knowledge, the other party or parties thereto, is in breach of any material terms of any such agreement.

         5.17 Personal Property. (a) Except as set forth on Schedule 5.17(a), Seller now has, and on the Closing Date will have, good and valid title to all such tangible personal Property owned by it as of the date of this Agreement and utilized in the operations of the Space Systems Division and the Business, free and clear of all liens, security interests, mortgages, claims, levies, charges, pledges, hypothecations, conditional sale or retention contracts and encumbrances of any nature whatsoever (collectively, "Liens"),
except for Liens of the type referred to in Section 5.20(a)(v) hereof.   Except
as set forth on Schedule 5.4 and Schedule 5.17 and assuming Purchaser has or obtains all the Authorizations set forth on Schedule 5.10(d), upon consummation of the transactions contemplated by this Agreement Purchaser will be entitled to continue to use all tangible personal Property owned or used by the Space Systems Division on the date hereof. All such tangible personal Property of whatsoever nature owned or leased by Seller which is material to the business, condition (financial or otherwise), revenues, earnings, assets, prospects or results of operations of the Space Systems Division, are "Assets" as defined in this Agreement, and are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are currently being used.

                 (b) Schedule 5.17(b) contains a complete and correct list of all government-owned Property, including, without limitation, tooling and test equipment, provided under, necessary to perform the obligation under, or for which Purchaser could be held accountable under, the Government Contracts transferred to Purchaser pursuant to this Agreement and such government-owned Property is maintained by Seller in accordance with a government approved property management system.

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         5.18    Environmental Matters.  Except as disclosed in Schedule
5.18, (i) the operations of the Space Systems Division comply in all respects with all applicable Environmental Laws, except where noncompliance would not, in the aggregate, result in any damage, loss, liability or expense in excess of $100,000, (ii) the Space Systems Division has all appropriate Permits necessary for its operations, all such Permits are in full force and effect and the Space Systems Division is in compliance with all terms and conditions of such Permits; (iii) none of the operations of the Space Systems Division is subject to any judicial or administrative civil or criminal proceeding alleging the violation of any applicable Environmental Laws nor, to Seller's Knowledge, has any such proceeding been threatened; (iv) to Seller's Knowledge, none of the operations of the Space Systems Division is the subject of any federal, state or local investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment; (v) neither Seller nor any of its Subsidiaries or, to Seller's Knowledge, any predecessor of Seller or any Subsidiary has filed any notice under federal or state law indicating past or present treatment, storage, or disposal of a hazardous waste (as defined under 40 C.F.R. Parts 260-270 or similar state hazardous waste management program in effect as of the date of this Agreement) or Contaminant or any state equivalent, or reporting a spill or Release of a Contaminant into the environment; (vi) the Space Systems Division has no known liability in connection with any Release of any Contaminant into the environment; (vii) the Space Systems Division has not released any Contaminant into the environment (including air, surface water, groundwater, and subsurface strata) or in the vicinity of any premises owned, leased or operated by the Space Systems Division, and, to Seller's Knowledge, neither has any lessee, prior owner, or other person; (viii) no asbestos, PCBs, radioactive material (including radon gas other than that which is naturally occurring), UFI, underground storage tanks or surface impoundments are on the Facilities; (ix) no lien in favor of any governmental authority for (A) any liability under Environmental Laws, or
(B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or attached to the Facilities; (x) there are no conditions or set of facts which exist that, if known, would give rise to any matters referred to in clause
(iii), (iv), (vi) or (ix) above; (xi) there are no judgments, decrees, administrative orders or settlement agreements outstanding against Seller which, in the aggregate, require or could require Seller or any Subsidiary to expend over $100,000 to maintain or achieve compliance therewith or which, in the aggregate, require or could require the payment of a fine, penalty, damages or any other payment in excess of $100,000; (xii) there are no requirements under any of the Permits which, in the aggregate, require or would require the Seller or any Subsidiary (y) to expend over $100,000 in capital expenditures to maintain compliance therewith, or (z) to make non-capital expenditures which, in the aggregate, exceed the amounts specifically provided for with respect to such expenditures included in the estimates at completion; (xiii) none of the Facilities are listed on or have been proposed for listing on the National Priorities List, the CERCLIS or any similar list of sites of suspected or known environmental contamination or of the Release of a Contaminant maintained by any governmental agency, nor, to Seller's Knowledge, are any properties owned by any other party and located within a radius of five miles from the Facilities on or have any such properties been proposed for listing on any such lists; (xiv) neither Seller nor any Subsidiary or, to Seller's Knowledge, any predecessor of Seller or any Subsidiary owns or operates or has owned or

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operated a facility at or from which there is or has been a Release of a
Contaminant into the environment, has transported to a facility a Contaminant for treatment, storage, disposal or other management or handling, or has disposed or arranged for disposal of a Contaminant at a facility. Neither Seller nor any Subsidiary or, to Seller's Knowledge, any predecessor of Seller or any Subsidiary has been named as a "potentially responsible party" with respect to, or received any request or demand from any party concerning, its potential involvement in or at any site at which conditions exist which may give rise to remedial action under any applicable Environmental Laws; and there is no condition at any of the Facilities which could give rise to Remedial Action.

         5.19 Inventory and Receivables. The inventories of the Space Systems Division are in all material respects in good and merchantable condition and usable or saleable in the ordinary course of business for the purpose for which they are intended. The value of all inventory items recorded on the Financial Statements, the Initial Statement of Net Assets to be Sold and the Closing Statement of Net Assets to be Sold, including finished goods, work-in-progress and raw materials, and any reserves therefor have been and will be determined in accordance with Seller's historical practices and with GAAP. Assuming the appropriateness of the estimates at completion assumptions set forth on Schedule 4.2 hereof and the accounting practices used for the Atlas Program in the preparation of the Initial Statement of Net Assets to be Sold, such inventories consist and will consist only of items of quality and quantity usable and salable in the ordinary course of the Business, except for any items of obsolete material or material below standard quality, all of which have been and will be written down to net realizable value, or for which adequate reserves have been or will be provided, and the present quantities of all inventories are reasonable in the present circumstances of the Business. To Seller's Knowledge, all inventoried costs relating to contracts and programs that are shown on the Financial Statements and the Initial Statement of Net Assets to be Sold and that will be shown on the Closing Statement of Net Assets to be Sold are and will be recoverable in accordance with the terms of the applicable orders or Contracts. All receivables (including unbilled receivables) of the Space Systems Division which are or will be reflected on the Financial Statements, the Initial Statement of Net Assets to be Sold and the Closing Statement of Net Assets to be Sold have arisen or will arise in the ordinary course of business out of bona fide sales and deliveries of goods, performances of services or other business transactions. Allowances in accordance with GAAP have been or will be reflected in the Financial Statements, the Initial Statement of Net Assets to be Sold and the Closing Statement of Net Assets to be Sold with respect to the receivables shown thereon. The reserves for receivables on the Closing Statement of Net Assets to be Sold will be fully adequate to cover all uncollectible receivables.
Based upon Seller's current contract estimates at completion, (i) all unbilled amounts included in accounts receivable reflected or to be reflected in the Financial Statements, the Initial Statement of Net Assets to be Sold and the Closing Statement of Net Assets to be Sold will, in the ordinary course of the Business as currently conducted, mature into and become billed accounts receivable in the same or greater amounts, and (ii) such receivables, when billed, will be fully collectible in the ordinary course of the Business as currently conducted without cost to Purchaser in collection efforts therefor except to the extent of any applicable reserves provided for in the Closing Statement of Net Assets to be Sold.


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         5.20    Real Property.  (a)  Schedule 5.20(a)(i) sets forth a
complete list of all real property and interests in real property owned in fee by Seller and used in, held for use by or related to the business of the Space Systems Division, including, without limitation, the Kearny Mesa Facility and the Sycamore Canyon Facility (individually, an "Owned Property"), including the address and description of the improvements thereon. Schedule 5.20(a)(ii) sets forth a complete list of all real property and interests in real property leased by Seller and used in, held for use by or related to the Space Systems Division (individually, a "Leased Property"), as lessee, including the name of the lessee and lessor and a description of the premises and the lease (the "Leases") and identifying any consents required for the transfer of Seller's interest as lessee to Purchaser. Schedule 5.20(a)(iii) sets forth a complete list of all government owned, contractor operated Facilities that are used in, held for use by or related to the Space Systems Division. Schedule 5.20(a)(iv) sets forth a complete list of all Persons with a legal right to occupy any portion of the Owned Property or Leased Property (the "Occupants"). True, complete and correct copies of (i) the deeds for the Owned Properties and (ii) the Leases, other than the Leases on Schedule 1(B) hereto, as the same have been amended, modified or supplemented, have been delivered to Purchaser by Seller. Seller or an Affiliate of Seller has (x) good, marketable and insurable fee simple title to all Owned Properties and (y) good, marketable, insurable (where recorded) and valid leasehold estates in all Leased Properties (Owned Property and Leased Property are sometimes referred to as a "Seller Property" and collectively as "Seller Properties"). Each of the Seller Properties is free and clear of all Liens and encumbrances of any nature except
(A) Liens and encumbrances set forth on Schedule 5.20(a)(v), (B) Liens for taxes, special assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, (C) such Liens and encumbrances, if any, not listed on Schedule 5.20(a)(v), as do not interfere with such property's present or, to the extent known to Seller, proposed use, and (D) in the case of Leased Properties, Liens and encumbrances affecting the fee interest underlying such Leased Property as do not interfere with such property's present or, to the extent known to Seller, proposed use. As of the Closing Date, Seller will have, and will have the ability to convey to Purchaser, exclusive and undisturbed possession of the Seller Properties, with the exception only of the Occupants.

                 (b) Neither Seller nor, to Seller's knowledge, any other party is in material default under any of the Leases and to Seller's knowledge no event has occurred which, with notice, lapse of time or both, would constitute a material default thereunder. For purposes of this Section 5.20(b), a "material" default means any (x) monetary default or (y) non-monetary default that cannot be cured by expenditure of $50,000 or less. No previous or current party to any such Lease has furnished notice to Seller of or made a claim against Seller with respect to any breach or default thereunder which, if not cured, would prevent or materially interfere with the ability of Purchaser to continue to use such Leased Properties in the manner currently used.


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                 (c)   With respect to those Leases that were transferred to
Seller or any of Seller's Affiliates by a third party, all necessary consents to such transfers have been obtained and are in full force and effect and neither Seller nor any Affiliates of Seller has received any notice that any such third party's acts or omissions have given rise to any breach of the underlying lease or sublease to which it is a party.

                 (d) Except for environmental matters (with respect to which Seller has made representations and warranties in Section 5.18), and except to the extent otherwise disclosed by Seller elsewhere in this Agreement or on
Schedule 5.20(d), each Owned Property and each Leased Property complies in all material respects, with all applicable Laws (including, without limitation, zoning laws), and no notice of violation of Law has been received by Seller or any Affiliate of Seller or, to Seller's Knowledge, has been issued by any public or governmental authority with respect to any Seller Property, which noncompliance or violation, if not remedied, would prevent, hinder or impair the ability of Purchaser to use such Seller Property consistent with its present or, if known to Seller, proposed use.

                 (e) All of the Owned Properties, and all components of all improvements included within the Owned Properties, including, without limitation, the roofs and structural elements thereof and the sprinkler and fire protection, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in sufficient condition, working order and repair and do not require material repair or replacement in order to serve their intended purpose, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of the Owned Properties. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Owned Properties are installed and operating and are sufficient to enable the Owned Properties to continue to be used and operated in the manner currently being used and operated. As of the Closing Date, Seller shall have made all repairs and replacements required under the Leases necessary to restore the Leased Properties to their condition on the commencement dates of the applicable Leases (except for items that can only be accomplished upon the termination of the applicable Leases) which are to be made by Seller or its Affiliates.

                 (f) To the extent that any of the Owned Properties is dependent for its access, operation or utility on any land, building or other improvement not part of the Seller Property but a part of the property retained by Seller, Seller will permit and facilitate such dependency post-Closing, including, without limitation, the granting without consideration of any required appurtenant easements. To Seller's knowledge, all utility systems required in connection with use, occupancy and operation of each Seller's Property are sufficient for their present purpose, and are fully operational and in working order.

                 (g) Except as set forth on Schedule 5.20(g), other than options, rights of first refusal or other similar arrangements in favor of the Seller or any Affiliate of Seller under the Leases which have not been

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exercised as of the date hereof, neither Seller nor any Affiliate of Seller has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any of the Facilities that would constitute an Asset.

                 (h) No termination rights have been exercised or, to Seller's Knowledge or any Affiliate of Seller, threatened by any party with respect to the Leases.

                 (i) All material certificates of occupancy and Authorizations of any governmental entity necessary for the current and continued use and operation of each Seller Property have been issued. Such Authorizations have been validly issued by the appropriate governmental bodies in compliance with all applicable Laws, and Seller has complied with all conditions thereof in all material respects. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Authorization. All such Authorizations are in full force and effect and do not require further consent or approval of any Person. Seller has not received any notice from any governmental entity and has no knowledge to the effect that there is lacking any Authorization required in connection with the current or continued use or operation of any Owned Property or Leased Property.

                 (j) Except as set forth on Schedule 5.20(j), there does not exist any actual or, to Seller's Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect any Owned Property or Leased Property or any part thereof, and none of Seller or its Affiliates has received any notice, oral or written, of the intention of any governmental entity or other Person to make or use all or any part thereof.

                 (k) There is no actual or pending imposition of any assessments for public improvements with respect to any Seller Property, except for customary annual assessments under state and local law, and, to Seller's Knowledge no such improvements have been constructed or planned that would be paid for by means of assessments upon any Seller Property.

                 (l) No labor has been performed or material furnished for any portion of any Owned Property or Leased Property to or for the benefit of Seller or, to Seller's knowledge, any other Person for which any Lien, the validity of which is not currently in dispute, having a value in excess of $50,000 in the aggregate can be claimed.

                 (m) No improvements constituting a part of any Owned Property or Leased Property encroach on real property not a part of the Assets, the removal of which would materially interfere with the current use, occupancy and operation of such improvements.


                                    -38-
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

                 (n) No Seller Property or portion thereof has suffered any material damage by fire or other casualty that has not been completely restored to a condition comparable to that existing prior to the casualty.

                 (o) Seller has not received any written notice from any insurance company that has issued a policy to Seller with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

                 (p) The transactions contemplated hereby will not constitute a default under, or result in any change in the terms of, any Lease, provided that all necessary consents required by such Lease are obtained prior to the Closing.

                 (q) The Seller has, and the Purchaser will have, the right to use all easements and rights of way relating to the Owned Property and the Leased Property, including, but not limited to, easements for power lines, water lines, sewers, railways and roadways and other means of ingress and egress, which are necessary to conduct the business.

         5.21    Intellectual Property.  (a)  Unless otherwise indicated in
Schedule 5.21(a) or herein, the Purchased Intellectual Property and the rights licensed pursuant to the License Agreement constitute all of the Intellectual Property (i) owned, developed or acquired by or on behalf of the Space Systems Division or (ii) used by Seller in the business and operations of the Space Systems Division, including, without limitation, future results, developments and products of the Space Systems Division which are the subject of current research and development activities. Unless otherwise indicated in Schedule 5.21(a), Seller owns the entire right, title and interest in and to the Purchased Intellectual Property (including, without limitation, with respect to owned Intellectual Property, the exclusive right to use and license the same).
Schedule 5.21(a) sets forth complete and correct lists of:

                       (1) all patents, trademark registrations, copyright registrations, mask work registrations and applications for any of them which are part of the Purchased Intellectual Property;

                       (2) all license agreements granting Seller license in Intellectual Property which licenses are included in the Assets.

                       (3) all Intellectual Property which is the subject of the obligations of Seller described in Section 3.1(c) hereof;

                       (4) all computer software applications programs owned or used or currently planned for use by Seller, including such programs which are material, in the business or operations of the Space Systems Division (the "Software"); and


                                    -39-
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

                       (5) all licenses granted by Seller under any of the Purchased Intellectual Property or Software.

                 (b) Seller owns, leases, licenses or has the right to use all the Software. The Software and the Purchased Intellectual Property are sufficient to conduct the business and operations of the Space Systems Division as presently conducted in all material respects. Notwithstanding any other provision of this Agreement, except as indicated in Schedule 5.21(b), upon consummation of the transactions contemplated by this Agreement, Purchaser will be entitled to continue to use all of the Purchased Intellectual Property, the rights licensed pursuant to the License Agreement and the Software to the same extent and under the same conditions that it has heretofore been used in the Space Systems Division, without financial obligations to any other Person. Except as indicated in Schedule 5.21(b), the Purchased Intellectual Property, the rights licensed pursuant to the License Agreement, and Software comprise all Intellectual Property and computer software applications programs necessary to permit the operation of the Business as now being conducted.

                 (c) Schedule 5.21(c) sets forth a list of all notices or claims received by and suits or proceedings pending against Seller or, to Seller's knowledge, received by or pending against any customer of Seller, which notices, claims, suits or proceedings assert infringement of any Intellectual Property of a third party as a result of the business or operations of the Space Systems Division or activities of any such customer with regard to any product or service supplied by the Space Systems Division and Seller has no knowledge of any basis for any additional claims, suits or proceedings against it or any customer for any such infringement. Except as set forth in Schedule 5.21(c), there are no interferences, reexaminations, oppositions or protests pending or threatened involving any patents, or patent applications which constitute "Assets," and Seller knows of no basis for any such interference, nor are there any disputes pending or threatened with former or present employees of Seller involving rights to any of the Purchased Intellectual Property.

                 (d) to Seller's Knowledge, except as indicated in Schedule 5.21(d), no Person is infringing upon or has misappropriated any of the Purchased Intellectual Property. No Purchased Intellectual Property or Software is owned or controlled by any officer, director or employee of Seller or any of its Affiliates, except as indicated in Schedule 5.21(d).

         5.22    Employees and Employee Relations.

                 (a) Seller has provided Purchaser with access to a list of all employees of the Space Systems Division and the salary for each.

                 (b) There is no strike, work stoppage, slowdown, picketing or lockout pending or overtly threatened against or involving the Space Systems Division with respect to employees of the Space Systems Division. Except as


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set forth on Schedule 5.22, there has been no such strike, work stoppage, slowdown, picketing or lockout at any time in the past five years.

                 (c) There is no pending or, to Seller's knowledge, threatened strike, work stoppage, slowdown, picketing or lockout or other union activity with respect to the employees of any of the suppliers or customers of the Space Systems Division that could have a Material Adverse Effect on the Space Systems Division.

                 (d) Except as set forth on Schedule 5.22, the Space Systems Division is not a party to, nor has any obligations under, any collective bargaining agreement, nor are any employees of the Space Systems Division covered by any collective bargaining agreements.

                 (e) There is no organizing activity involving the Space Systems Division pending or threatened by any labor union or group of employees. There are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organizations or group of employees of the Space Systems Division has made a demand for recognition.

                 (f) Except as set forth on Schedule 5.10, there are no unfair labor practice charges or complaints pending or threatened by or on behalf of any employee or group of employees of the Space Systems Division.

                 (g) Except as set forth on Schedule 5.10, there are no complaints or charges pending or threatened to be filed with any federal, state or local court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to employment at the Space Systems Division.

                 (h) Except as set forth on Schedule 5.10, Seller is in compliance with all Laws, and all orders of any court, governmental agency or arbitrator, relating to access to facilities and employment, including all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, affirmative action and the payment of withholding and/or Social Security and similar taxes.

                 (i) Except as set forth on Schedule 5.22, there are no collective bargaining agreements to which the Seller is a party containing a provision which, if enforceable, would require the Purchaser to assume the obligations of the Seller thereunder, or otherwise impose "successor" obligations on Purchaser, as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.

         5.23 Insurance. Schedule 5.23 contains an accurate and complete list of all policies of insurance owned by Seller during the past three fiscal years under which Seller, in respect of the Space Systems Division, or any properties or assets of Seller or its Affiliates which are used in the Space

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Systems Division, is insured, including, without limitation, any insurance providing coverage with respect to product launches, launch services or product warranties or guarantees provided by Seller (collectively, "Product Warranty Insurance"). All such policies (i) are in full force and effect, and (ii) are sufficient for compliance by Seller with all applicable requirements of Law and all agreements to which Seller is a party or subject, in each case with respect to the Space Systems Division. Seller is not in default under any of the insurance policies listed on Schedule 5.23, and, except as set forth on
Schedule 5.23, Seller has not received any notice or other indication from any insurer or agent of any intent to cancel or not renew any of the insurance policies listed on Schedule 5.23. Schedule 5.23 also contains a summary of the Seller's claims histories under its insurance policies and programs for the past three fiscal years. Except as set forth on Schedule 5.23, after the Closing, the Purchaser shall be entitled to the benefit of all insurance policies held by Seller with respect to the Space Systems Division or the Assets, including all Product Warranty Insurance.

         5.24    Backlog.

                 (a) Schedule 5.24(a) sets forth the backlog of Seller as it relates to the Space Systems Division as of August 29, 1993 (which shall be updated as of the Closing Date), for products and services to be provided by Seller. Schedule 5.24(a) includes the name of each customer, the dollar amount of backlog, any dollar amounts included which are unfunded by the United States Congress or any customer in respect of undelivered orders, a brief description of the products and services to be provided, the proposed delivery dates therefor and any unexercised valid and subsisting options in the backlog giving a brief description of the options and the contracts to which they relate.

                 (b) Except as set forth on Schedule 5.24(b), all of the Contracts constituting the backlog of Seller as it relates to the Space Systems Division (i) have been entered into in the ordinary course of Seller's business, and (ii) would be capable of performance by Seller, if it retained the Assets to be transferred and Assumed Liabilities to be assumed hereunder, and made the planned capital expenditures therefor, in accordance with the terms and conditions of each such contract.

         5.25    Brokers' and Finders' Fees.  Except for Goldman, Sachs &
Co., no Person acting on behalf of Seller or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

         5.26 Full Disclosure. All Documents and other papers delivered by or on behalf of Seller in connection with this Agreement and the Ancillary Agreements are true, complete, correct and authentic in all material respects. No statement, representation or warranty made by Seller in this Agreement, any of the Ancillary Agreements or any Contract or any exhibit or schedule delivered hereunder or thereunder, or in any certificate or document delivered

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pursuant to this Agreement, any Ancillary Agreement or any Contract, and no
written statement made by or on behalf (except for the offering memoranda relating to the sale of the Space Systems Division prepared by Goldman, Sachs & Co.) of Seller to Purchaser or any of its Affiliates pursuant or with respect to this Agreement, any of the Ancillary Agreements or any Contract, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Seller has not disclosed to Purchaser in writing which Seller presently believes has or will have (i) a Material Adverse Effect on the Space Systems Division, or (ii) a material adverse effect on the ability of Seller to perform this Agreement, the Ancillary Agreements or any Contract to which Seller is a party.

         5.27. Unimpaired Operation. Assuming the receipt of all consents and approvals required for the transfer of the Assets, upon consummation of the transactions contemplated under this Agreement, Seller will have sold, assigned, transferred and conveyed to Purchaser all of the Assets and Properties used in, held for use by or related to the business of the Space Systems Division; and, assuming Purchaser holds the Permits and Authorizations set forth on Schedule 5.10(d), the transfer of the Assets to Purchaser pursuant to this Agreement will enable Purchaser to operate the Space Systems Division in the same manner operated by Seller immediately prior to the Closing.


                                ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

              Purchaser represents and warrants to Seller as follows:

         6.1 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full power and authority, corporate and otherwise, to enter into and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

         6.2 Authorization of Agreements. Subject to the satisfaction of the condition set forth in Section 8.1(l) of this Agreement, the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party has been duly authorized by all necessary action, corporate or otherwise, of Purchaser, and this Agreement has been, and each of the Ancillary Agreements to which it is a party will be, duly executed and delivered by Purchaser and this Agreement constitutes, and each of the Ancillary Agreements to which it is a party when executed will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect affecting creditors' rights and remedies generally and subject, as to

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enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         6.3 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice) (a) conflict with the articles of incorporation or by-laws of Purchaser or conflict with, or result in the breach or termination of, or constitute a default under any order, judgment, injunction or decree of any court or governmental entity, foreign or domestic, to which Purchaser is a party or by which it or any of its assets and properties are bound or (b) constitute a violation of any law, statute or regulation of any governmental authority, domestic or foreign, applicable to Purchaser.

         6.4 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Purchaser in connection with Purchaser's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, except for (a) any required filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act and due expiration of the waiting period (including any extensions) thereunder,
(b) any novations required in connection with the Government Contracts, (c) any filings required under the DoD Manual and (d) any required filings under United States Export Control Laws.

         6.5 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon Purchaser's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

         6.6     Brokers' and Finders' Fees.  Except for Lehman Brothers,
Inc., no Person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.


                                ARTICLE VII

                                 COVENANTS


         7.1 Investigations by Purchaser. (a) Through the Closing Date, Seller will give or cause to be given to Purchaser and its representatives and agents full access to all the premises, Documents and key employees of Seller,

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

to the extent pertaining to the Space Systems Division, and will cause its officers and employees to furnish to Purchaser such financial and operating data and other information with respect to the Assets and the conduct of the Business, in each case as Purchaser shall from time to time reasonably request; provided, however, that, to the extent reasonably possible, any such investigation shall be conducted during normal business hours and in such manner as not to unreasonably interfere with the operation of the business of Seller or the Space Systems Division. Notwithstanding any provision to the contrary contained in this Section 7.1 or elsewhere in this Agreement, Seller will not be obligated to make any disclosure pursuant to this Agreement in violation of applicable laws or regulations pertaining to classified information with respect to Government Contracts.

                 (b) Purchaser will treat, and will cause its employees, representatives, consultants and advisors to treat, such Documents and information concerning Seller or the Space Systems Division furnished to Purchaser and its representatives and agents in connection with this Agreement confidentially in accordance with the terms and provisions of that certain Confidentiality Agreement dated July 6, 1993 (the "Confidentiality Agreement"), between Purchaser and GDC. If the transactions contemplated by this Agreement are not consummated, Purchaser shall return, and shall cause its representatives, agents, auditors, attorneys, financial advisors and other consultants and advisors to return all confidential documents, work papers and other materials obtained from Seller or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and shall destroy, or cause to be destroyed, any and all materials developed by Purchaser or any of its officers, directors, representatives, agents, auditors, attorneys, financial advisors and other consultants and advisors which incorporate any such confidential information concerning Seller, its Subsidiaries or the Space Systems Division.

                 (c) Seller will treat, and will cause its employees, representatives, consultants and advisors to treat, such Documents and information concerning Purchaser furnished to Seller or its representatives and agents in connection with this Agreement confidentially as if Seller were the party bound by the Confidentiality Agreement. At Purchaser's request, Seller shall return, and shall cause its representatives, agents, auditors, attorneys, financial advisors and other consultants and advisors to return, all confidential documents, work papers and other materials obtained from Purchaser in connection with this Agreement or the transactions contemplated hereby, and shall destroy, or cause to be destroyed, any and all materials developed by Seller, its Affiliates, or any of their respective officers, directors, representatives, agents, auditors, attorneys, financial advisors and other consultants and advisors which incorporate any such confidential information concerning Purchaser.

         7.2 Satisfaction of Conditions. Each of the parties hereto shall use reasonable efforts to cause the conditions to the Closing to be satisfied as promptly as practicable, except (i) as otherwise provided with respect to assignments and novations in Section 7.6 hereof, and (ii) that neither Seller nor Purchaser or any of its Subsidiaries shall be obligated to pay any consideration to any third party in order to obtain any approval,

                                    -45-
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

consent or waiver. Purchaser and Seller agree to use all commercially reasonable efforts (taking into account the effect on the Space Systems Division of the failure to obtain any required consents or approvals), and to cooperate and to work together, to obtain all necessary consents and approvals to transfer all software licenses to Purchaser, and Purchaser and Seller shall each pay half of all amounts paid to the software vendors in obtaining such consents and approvals.

         7.3 Conduct of Seller. Seller hereby covenants with Purchaser that, during the period from the date hereof to the Closing Date:

                 (a)   Operations in the Ordinary Course of
Business; Notice of Any Inconsistency. Subject to the terms of this Agreement, Seller will operate the Business and the Space Systems Division only in the ordinary and usual course and will use its best efforts (consistent with the terms of this Agreement) to preserve intact the business organization of the Business and the Space Systems Division, keep available the services of its officers and employees who are employed in the Space Systems Division, maintain satisfactory relationships with other parties to its Contracts and with all suppliers, clients, customers and others having business relationships with it (to the extent relating to the Business and the Space Systems Division) and diligently and prudently pursue new business opportunities including, but not limited to, Contracts for intermediate expendable launch vehicles. Seller will also promptly notify Purchaser of the occurrence of any event or state of facts which is inconsistent with any of the representations, warranties and covenants of Seller contained herein.

                 (b) Forbearances. Seller agrees, except as provided by or as contemplated in this Agreement, that it will not, in connection with the operation of the Business and the Space Systems Division, without the prior written consent of Purchaser:

                       (1) incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, on behalf of or with respect to the Space Systems Division, other than unsecured current liabilities (not including indebtedness for borrowed money) incurred in the ordinary and usual course of business, or permit any increase in or expansion of Assumed Liabilities other than as expressly contemplated by existing Contracts to be assumed by Purchaser at Closing;

                       (2) assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any advances to (in each case on behalf of or with respect to the Space Systems Division), any other Person, except in the ordinary and usual course of business in an amount not to exceed $10,000 for any individual item or event or $250,000 for all such items or events;

                       (3) mortgage, pledge or otherwise encumber any of its properties or assets which are used in the Space Systems Division or would otherwise comprise Assets;


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                       (4)  sell, license, lease, transfer or dispose of any
of its properties or assets which are used in the Space Systems Division or would otherwise comprise Assets, or waive or release any rights which relate to the Space Systems Division, or compromise, release or assign any indebtedness owed to it or any claims held by it which relate to the Space Systems Division, in each case other than in the ordinary and usual course of business;

                       (5) make any investment of a capital nature on behalf of or which relates to the Space Systems Division whether by contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other Person, other than as described in the capital spending plan annexed to Schedule 5.8;

                       (6) propose, enter into, terminate or substantially amend or supplement any Contract which relates to the Space Systems Division unless the same involves a dollar amount of less than $1,000,000 and is done in the ordinary and usual course of business consistent with the past practices of the Space Systems Division;

                       (7) enter into, terminate, modify or supplement any collective bargaining agreement;

                       (8) except for currently scheduled base salary increases and increases pursuant to the collective bargaining agreements identified on Schedule 5.22, and except for reductions in force and other lay-offs consistent with the current business plan of the Space Systems Division as communicated to Purchaser, change in any manner the compensation or fringe benefits of any of its officers, directors or employees employed in the Space Systems Division or commit itself to any employment agreement with or for the benefit of such officer, director, employee or other person which calls for annual payments in excess of $50,000 per employee or establish or create any, or modify as to benefits any existing, GD Employee Benefit Plan or other compensation plan, program or arrangement which relates to any officer, director or employee employed in the Space Systems Division;

                       (9) take any action which is inconsistent with any of Seller's representations, warranties or covenants contained in this Agreement;

                      (10) waive or commit to waive any rights of material value to the properties, assets, business, operations or financial condition of the Space Systems Division; or

                      (11) enter into a Contract (other than this Agreement) to do any of the things described in clauses (1) through (10) above.


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                 (c)   Insurance.  Seller will cause all insurance policies
currently in effect with respect to Seller's properties, assets, operations or employees (to the extent relating to the business or operations of the Space Systems Division) to be maintained in full force and effect, or replaced with substantially comparable coverages to be maintained in full force and effect until the Closing Date. Seller shall transfer to Purchaser at Closing all Product Warranty Insurance and such other insurance policies designated by Purchaser (including, without limitation, those insurance policies listed on Schedule 3.1(b)) which relate to the business or operations of the Space Systems Division or the Assets and which by their terms can be transferred.

         7.4 HSR Act Compliance. Each party hereto hereby agrees with each other party hereto that, with respect to each reportable transaction to which it is a party, each will, as soon as reasonably practicable, take all action (to the extent not previously taken) necessary in order to file with the Federal Trade Commission and the Department of Justice all filings, reports and other information required under the HSR Act in order to commence the running of the waiting period thereunder, to continue the running of said waiting period (including any extensions) and prevent or minimize any tolling thereof, to cause such waiting period to expire without enforcement action, and to provide to each other such cooperation as may be reasonably necessary in order to cause such filings and reports to be prepared and duly filed and all waiting periods to expire. Nothing in this Agreement, however, shall require Purchaser to divest or hold separate any of its Properties or any of the Assets, or to accept any conditions, limitations or restrictions on the business or operations of Purchaser or its Subsidiaries or Affiliates or the Business acquired pursuant to this Agreement, which Purchaser determines, in its sole discretion, to be unacceptable.

         7.5 Pending or Threatened Litigation. Between the date hereof and the Closing Date, each party hereto shall inform the other parties hereto promptly upon obtaining knowledge of any pending or threatened litigation or other fact or event which may reasonably be anticipated to (i) prevent, delay or adversely affect the consummation of the transactions contemplated hereby or
(ii) cause any of its representations and warranties contained herein to be inaccurate.

         7.6 Assignments; Novations. (a) Seller will cooperate fully in effecting, if necessary, the transfer or assignment of all licenses, registrations or other documents pertaining to the Space Systems Division which were issued by government agencies under the authority of the Export Control Laws.

                 (b) The parties acknowledge that, in accordance with Federal Acquisition Regulation ("FAR") Section42.1204, Seller and Purchaser are required to enter into a novation agreement or agreements with the U.S. Government. Seller and Purchaser will cooperate fully with each other and will use all reasonable efforts to obtain the assignment or the novation of all Government Contracts, and Seller hereby agrees expeditiously to take all steps necessary to file and to use its best efforts to obtain approvals of all

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required novations or assignments, including the provision of the guarantee of performance required for novation of contracts pursuant to FAR Sections 42.1201, 42.1204(d)(3), and 42.1204(e). Nothing in this Agreement, however, shall require (i) Seller or Purchaser to pay any consideration for any such assignment or novation, or (ii) Purchaser to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying contract) which Purchaser determines, in its sole discretion, to be unacceptable.

                 (c) With respect to any Government Contracts that cannot be assigned to Purchaser or novated on the Closing Date, the performance obligations of Seller thereunder shall, unless not permitted by such Government Contract, be deemed to be subcontracted or delegated to Purchaser until such Government Contract has been assigned or novated. Purchaser or any of its Subsidiaries, as a subcontractor or delegate, shall perform such Government Contracts and Seller shall, as soon as practicable, pay over to Purchaser in full any amounts received by Seller as a result of performance by Purchaser of such Government Contracts. Prior to the assignment or novation of such Government Contracts to Purchaser, Seller, as the contracting party, shall take such timely action as is reasonably necessary to allow Purchaser or any of its Subsidiaries to perform such Government Contracts and to protect any rights that may exist or accrue under such Government Contracts until they are assigned or novated. In connection therewith, Purchaser or its Subsidiaries is authorized to act as agent on behalf of Seller for purposes of performing and administering Contracts and subcontracts during the period after the Closing until such Contracts and subcontracts are novated or assigned to Purchaser; provided, however, such authority to act as agent shall not authorize Purchaser to settle or compromise claims under such Contracts or subcontracts where such claims are not Assumed Liabilities. Purchaser shall indemnify and hold Seller and its directors, officers, employees, affiliates, agents and assigns harmless from any loss which directly results from any action Purchaser takes pursuant to the grant of authority to act as agent provided in the preceding sentence.

                 (d) Effective upon the assignment or novation of a Government Contract to Purchaser, the Government Contract shall be assumed by Purchaser provided that Seller shall reimburse Purchaser for any monetary benefit received by Seller (net of any actual out-of-pocket costs of Seller in connection with such Government Contract) that would have accrued to Purchaser had the Government Contract been assigned or novated as of the Closing Date. Any subcontract or other delegation which Seller and Purchaser have theretofore entered into or agreed upon in respect of such Government Contract shall be terminated as of the effective date of such assignment or novation.

                 (e) Seller and Purchaser shall cooperate with each other to preserve all bids, quotations and proposals made in the ordinary course of business by the Space Systems Division and to facilitate the award thereof consistent with applicable legal requirements. Any contracts awarded to Seller pursuant to such bids, quotations and proposals shall be deemed to be assumed and, in the case of Contracts with the U.S. Government, shall be deemed to be

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"Government Contracts" for purposes of this Agreement and shall be governed by this Section 7.6.

         7.7     [Intentionally Omitted]

         7.8     Noncompete.

                 (a) For a period of five years after the Closing Date, Seller shall not and shall cause its Affiliates not to: (i) cause, induce or encourage any employees of the Space Systems Division who are or become employees of Purchaser or its Affiliates to leave such employment; (ii) cause, induce or encourage any material actual or prospective customer, supplier, manufacturer or licensor of the Space Systems Division, or any other Person who has a business relationship with Seller which is material to the Space Systems Division, to terminate or change any such actual or prospective relationship in a manner which would be adverse to the Space Systems Division; or (iii) conduct, participate or engage, directly or indirectly, in any business involving the design, development, production, processing, sale and launching of expendable launch vehicles and upper stage rockets, other advanced space programs or energy and magnetics programs (excluding, however, energy and magnetic programs as they relate to the principal business of the Seller's Electric Boat and Land Systems divisions), or support of any product or any business that is competitive with the Space Systems Division, as conducted on the Closing Date, anywhere in the world (a "Restricted Business"); provided, that the restrictions contained in this Section 7.8 shall not restrict the acquisition by Seller, directly or indirectly, of less than 5% of the capital stock of any Person engaged in a Restricted Business nor shall they restrict the business conducted by an entity with or into which Seller may merge or be consolidated or which acquires all or substantially all of Seller's assets, provided such activity was conducted by such entity on or prior to the date of such merger, consolidation or acquisition.

                 (b)   The covenants and undertakings contained in this
Section 7.8 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.8 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.8. The rights and remedies provided by this Section
7.8 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.8, the portion of the consideration delivered to Seller hereunder which is attributed by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

                 (c) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, specified business limitation or any other relevant feature of this Section 7.8 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical

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area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

         7.9 Non-Solicitation. If this Agreement shall be terminated pursuant to Section 9.2 hereof (other than by virtue of a default or failure to perform by Seller), for a period of one year after the date of such termination, Purchaser shall not, and shall cause its Subsidiaries not to induce or encourage any employees of the Business to leave such employment (provided, however, that the foregoing shall not apply to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to employees of the Space Systems Division or the Business).

         7.10 Certain Payments to Employees. Seller shall make whatever payments may become due, and satisfy any and all claims or liabilities that may exist, now or in the future, in connection with or arising out of any agreements of Seller or its Affiliates with any of their current or former employees concerning compensation for inventions, such as, without limitation, that provided in paragraph 2(f) of the General Dynamics Proprietary Information and Invention Agreement, form 86 221 R1 (GDP Form 3-243).

         7.11 Use of Stationery, etc. To the extent that any stationery, checks or other printed materials acquired by Purchaser pursuant hereto shall contain the name "General Dynamics," "Convair" or the name of any Affiliate of Seller, Purchaser may continue to use such materials until the earlier to occur of (i) the date that is six months after the Closing Date and (ii) the date on which the existing supply thereof shall be exhausted, and neither Seller nor any Affiliate of Seller shall prohibit or bring any action to enjoin the use of such materials by Purchaser. In addition, Purchaser may retain for six months after the Closing Date and then shall remove, all exterior signs bearing the name "General Dynamics" or "Convair" on any of the real Property or buildings which constitute Assets.

         7.12 Administration of Accounts. (a) All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller in connection with or arising out of the Assets and Assumed Liabilities after the Closing Date shall be held by Seller in trust to the benefit of Purchaser and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay over to Purchaser the amount of such payment or reimbursement without right of set off.

                 (b) All payments and reimbursements made in the ordinary course by any third party in the name of or to Purchaser in connection with or arising out of the Excluded Assets and Excluded Liabilities after the Closing Date shall be held by Purchaser in trust to the benefit of Seller and, immediately upon receipt by Purchaser of payment or reimbursement, Purchaser shall pay over to Seller the amount of such payment or reimbursement without right of set off.

           7.13  1993 Financial Statements.  Seller will deliver to
Purchaser as soon as practicable after the end of the period a balance sheet and statement of operations for the Business as at and for the period ended December 31, 1993. Such 1993 financial statements shall be subject to the representations and warranties relating to the Financial Statements contained in Section 5.5 hereof. Seller will also deliver to Purchaser, with the cooperation of the Purchaser, as soon as practicable after the Closing Date but in no event later than sixty (60) days after the Closing Date, the Closing Date Balance Sheet, the Initial Statement of Net Assets to be Sold and the Closing Reconciling Statement, which have been prepared in accordance with the provisions of Article IV of this Agreement.

           7.14 Audited Financial Statements. Seller acknowledges that Purchaser must include audited financial statements for the Space Systems Division (the "Audited Financial Statements") in Purchaser's filings under the Securities Act of 1933, as amended (the "1993 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act"), including, but not limited to, in a filing on Form 8-K required to be made in connection with the consummation of the transactions contemplated by this Agreement. In connection with the requirement that Purchaser file a Form 8-K under the 1934 Act disclosing the transactions consummated under this Agreement, Seller, with the cooperation of the Purchaser, shall promptly, and in any event within sixty (60) days after the Closing, cause to be delivered to the Purchaser financial statements audited by Arthur Andersen which Audited Financial Statements (i) will be prepared in accordance with GAAP and Regulation S-X, (ii) will comply in all material respects with the requirements of the 1933 Act and the 1934 Act and
(iii) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the information contained therein not misleading. Seller agrees, from time to time upon the request of the Purchaser, to take such actions and provide to Arthur Andersen and Purchaser such certificates, documents and other information as may be necessary or appropriate to obtain the consent of Arthur Andersen to include the Audited Financial Statements and the opinion of Arthur Andersen in respect thereof in the Purchaser's filings under the 1933 Act and the 1934 Act, including any filings on Form 8-K.



                               ARTICLE VIII

                        CONDITIONS TO THE CLOSING

      8.1 Conditions to Purchaser's Obligation to Effect the Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser):

           (a) Representations and Warranties of Seller. All representations and warranties of Seller contained in this Agreement and in all certificates, schedules and other documents delivered by Seller to Purchaser or its representatives pursuant to this Agreement and/or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes expressly permitted by this Agreement, and Purchaser shall have been furnished a certificate of an authorized officer of Seller, dated the Closing Date, to such effect.

           (b) Compliance. Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller prior to the Closing Date, and Purchaser shall have been furnished a certificate of an authorized officer of Seller, dated the Closing Date, to such effect and copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request.

           (c) No Material Adverse Change. During the period from the date hereof to the Closing Date, Seller shall not have sustained any loss or damage to the Assets, whether or not insured, which affects in any material respect its ability to conduct the business of the Space Systems Division, nor shall there have been any material adverse change in the business, condition (financial or otherwise), revenues, prospects or results of operations of the Space Systems Division other than changes in the prospects of the Space Systems Division resulting from a General Industry Development. Without limiting the generality of the foregoing, Seller expressly acknowledges that the failure or partial failure of any of Seller's Atlas launches or the failure or partial failure of any of Seller's Centaur rockets (as opposed to a failure or partial failure of one of Purchaser's Titan rockets that adversely effects one of Seller's Centaur rockets) after the date of this Agreement and prior to the Closing shall be deemed a material adverse change in accordance with the foregoing.

           (d) Completion and Review of Disclosure Schedules. Seller shall have the right, for a period of fifteen (15) days after the date of this Agreement, to update and supplement the Schedules delivered pursuant to Article V of this Agreement; provided, however, that if any such updated Schedules reveal any facts or circumstances which, in the reasonable opinion of Purchaser, reflect in a material adverse way on the Assets or the Assumed Liabilities, or the results of operations or the financial condition of the Space Systems Division, or the Space Systems Division's business, prospects, assets, liabilities (absolute, contingent or otherwise) or reserves, or Purchaser's ability to conduct the business and operations of the Space Systems Division as such is presently conducted, Purchaser may, by written notice to Seller within twenty five (25) days after the date of this Agreement, terminate this Agreement.

           (e)   No Injunctions or Litigation, etc.; Compliance.       (1)
No injunction restraining consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements shall be in effect, and all statutory requirements, if any, for the valid consummation by Purchaser and Seller of the transactions contemplated by this Agreement or any of the

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

Ancillary Agreements shall have been fulfilled and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities (including all approvals and waiting period expirations required under the HSR Act) required to be obtained in order (A) to permit the consummation by Purchaser and Seller of the transactions contemplated hereby or thereby and (B) to permit the business presently carried on by the Space Systems Division to continue unimpaired immediately following the Closing Date shall have been obtained.

                 (2) No action or proceeding shall have been instituted and, at what would otherwise have been the Closing Date, remain pending before a court or other governmental body or arbitrator to (i) enjoin, restrain or prohibit the transactions contemplated by this Agreement or any of the Ancillary Agreements, (ii) place any material limitation on the ability of Purchaser to conduct the business presently carried on by the Space Systems Division after Closing or (iii) seek to compel Purchaser to divest or hold separate any of its properties or any of the Assets, or to accept any conditions, limitations or restrictions on the business or operations of Purchaser or its Subsidiaries or Affiliates or the Business acquired pursuant to this Agreement.

           (f)   Consents.  All licenses, consents and approvals listed on
Schedule 3.1(b) shall have been obtained and delivered to Purchaser.

           (g) Bill of Sale. Seller will have delivered to Purchaser the duly executed Bill of Sale.

           (h) Kearny Mesa Lease. Seller will have delivered to Purchaser executed counterparts of the Kearny Mesa Lease.

           (i) Sycamore Canyon Lease. Seller will have delivered to Purchaser executed counterparts of the Sycamore Canyon Lease.

           (j) License Agreement. Seller will have delivered to Purchaser an executed counterpart of the License Agreement.

           (k) Services Agreement. Seller will have delivered to Purchaser executed counterparts of the Services Agreement.

           (l) Government Cooperation. Purchaser shall have determined, in Purchaser's sole and absolute discretion, that certain financial, regulatory, policy and other matters will be resolved with the U.S. Government such that Purchaser will be able to realize the benefits that Purchaser anticipates will occur as a result of the consummation of the transactions contemplated under this Agreement and the Ancillary Agreements; provided, however, that this condition shall be considered not satisfied and this Agreement shall automatically terminate pursuant to this subsection 8.1(l) unless, within sixty
(60) days after the date of this Agreement, Purchaser (i) waives this condition

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

or (ii) gives Seller notice to the effect that it believes in good faith that progress is being made toward receipt of the assurances necessary for Purchaser to waive this condition and, within two (2) Business Days after receipt of Purchaser's notice, Seller gives Purchaser notice that it consents (which consent shall not be unreasonably withheld) to the extension of the sixty (60) day period provided for in this subsection for an additional thirty (30) days; and, provided further, that if Seller properly withholds its consent, Seller will provide written notice of such decision within two (2) Business Days after receipt of Purchaser's notice and Purchaser may waive this condition by providing notice of such waiver to Seller within two (2) Business Days after its receipt of Seller's notice denying the extension. In the event that the initial sixty (60) day time period is extended to ninety (90) days as provided above, this Agreement shall terminate automatically at 11:59 p.m., E.S.T., on the ninetieth (90th) day after the date of this Agreement unless, prior to such time, Purchaser shall have notified Seller that this condition has been satisfied or waived.

           (m) Mission Risks Guarantee Coverage. Seller shall have obtained, or obtained a binding commitment for, mission risk guarantee coverage, which shall be transferable to Purchaser without further consent, for the Atlas launch services for the Orion space launch program as described in Article VII of the agreement between British Aerospace Space Systems Limited and CLS and the Atlas launch services for the AMSC MSAT satellite program as described in Article VIII of the agreement between AMSC Subsidiary Corporation and CLS, in each case in an amount sufficient to satisfy Seller's mission risks/ refund obligations in full with respect to such launch service programs for a premium amount not in excess of $52,000,000 for each launch service program, which premium amount Purchaser agrees is for the account of the Space Systems Division and will be the responsibility of Purchaser after the Closing. If the risk guarantee coverage premiums are in excess of $52,000,000 per launch service program, Seller may satisfy this condition, at its option, by providing adequate evidence or assurances to Purchaser that Seller has paid or will pay all risks guarantee coverage premium amounts in excess of $52,000,000 per launch service program.

           (n) AMSC Letter Agreement. Seller will have delivered to Purchaser executed counterparts of the AMSC Letter Agreement.

      8.2 Conditions to Seller's Obligations to Effect the Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing are subject to the satisfaction, at or prior to the
Closing, of each of the following conditions (any of which may be waived by Seller):

           (a)   Representations and Warranties of Purchaser.
All representations and warranties of Purchaser contained in this Agreement and in all certificates, schedules and other documents delivered by Purchaser to Seller or its representatives pursuant to this Agreement and/or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties

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

had been made on and as of the Closing Date, except for changes expressly permitted by this Agreement, and Seller shall have been furnished a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

           (b) Compliance. Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Seller shall have been furnished a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect and copies of such corporate resolutions and other documents evidencing the performance thereof as Seller may reasonably request.

           (c) No Injunctions, etc.; Compliance. (1) No injunction restraining consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements shall be in effect, and all statutory requirements, if any, for the valid consummation by Purchaser and Seller of the transactions contemplated by this Agreement or any of the Ancillary Agreements shall have been fulfilled and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities (including all approvals and waiting period expirations required under the HSR Act) required to be obtained in order to permit the consummation by Purchaser and Seller of the transactions contemplated hereby and thereby shall have been obtained.

           (2) No action or proceeding shall have been instituted and, at what would otherwise have been the Closing Date, remain pending before a court or other governmental body or arbitrator to enjoin, restrain or prohibit the transactions contemplated by this Agreement or any of the Ancillary Agreements.

           (d) Assumption Agreement. Purchaser will have delivered to Seller the duly executed Assumption Agreement.

           (e) Kearny Mesa Lease. Purchaser will have delivered to Seller executed counterparts of the Kearny Mesa Lease.

           (f) Sycamore Canyon Lease. Purchaser will have delivered to Seller executed counterparts of the Sycamore Canyon Lease.

           (g) Services Agreement. Purchaser will have delivered to Seller executed counterparts of the Services Agreement.

           (h) License Agreement. Purchaser will have delivered to Seller an executed counterpart of the License Agreement.

           (i) AMSC Letter Agreement. Purchaser will have delivered to Seller an executed counterpart of the AMSC Letter Agreement.

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

                                 ARTICLE IX

                  THE CLOSING; TERMINATION OF AGREEMENT

      9.1 The Closing. The Closing shall be held within five Business Days after the expiration or early termination of all waiting periods in respect of the transaction herein contemplated under the HSR Act, and each of the conditions precedent set forth in Sections 8.1 and 8.2 have been satisfied or waived. The Closing shall be held at the offices of Piper & Marbury, 1200 Nineteenth Street, N.W., Washington, D.C. 20036. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

      9.2 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

           (a)   By mutual written consent of Purchaser and Seller.

           (b) By Purchaser upon 10 days written notice to Seller if Purchaser reasonably concludes that one or more of the conditions specified in Sections 8.1(c), 8.1(f) or 8.1(m) of this Agreement is not capable of satisfaction at or prior to Closing.

           (c)   By Purchaser as provided in Section 8.1(d);

           (d)   Pursuant to the provisions of Section 8.1(l); and

           (e) By Purchaser or Seller (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before April 30, 1994 (the "Termination Date").

      In the event this Agreement is terminated pursuant to this Section
9.2, all further obligations of the parties hereunder shall terminate, except that (i) the obligations set forth in Sections 7.1(b) and (c), 7.9, 12.3 and
13.8 shall survive and continue, (ii) nothing in this Section 9.2 shall relieve any party hereto of any liability for breach of this Agreement, and (iii) if the termination is pursuant to Section 8.1(l), the Purchaser shall pay the Seller a termination fee in the amount of $10,000,000 within three (3) Business Days after such termination.

                                 ARTICLE X

                        DELIVERIES AT THE CLOSING

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

      10.1 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following items:

           (a) The officer's certificates referred to in Sections 8.1(a) and 8.1(b).

           (b)   The consents referred to in Section 8.1(f).

           (c) The duly executed Bill of Sale and such other executed deeds, assignments, bills of sale or certificates of title, each dated the Closing Date and in form and substance satisfactory to counsel to Purchaser, as are reasonably necessary to transfer to Purchaser all of Seller's right, title and interest in, to and under the Assets.

           (d) A counterpart of the Services Agreement, duly executed by a duly authorized officer of Seller.

           (e) A counterpart of the Kearny Mesa Lease, duly executed by a duly authorized officer of Seller.

           (f) A counterpart of the Sycamore Canyon Lease, duly executed by a duly authorized officer of Seller.

           (g) A counterpart of the License Agreement, duly executed by a duly authorized officer of Seller.

           (h) A certificate that Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

           (i) Duly executed assignments, in a form suitable for recording in the various appropriate national or regional patent, trademark or copyright offices, for all patents and trademark, mask work and copyright registrations and applications for any of them included in the Assets.

           (j) Landlord estoppel certificates, from each landlord under the real estate leases indicating that such leases are in full force and effect, that there are no defaults or events, which, with the passage of time or the giving of notice or both, would become defaults under such leases, and as to such other matters as Purchaser may reasonably request all to the extent the same may be obtained through the best efforts of Seller.

           (k) Certificates of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Seller executing this Agreement and each of the Ancillary Agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency

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

of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of Seller, which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

           (l) An opinion of Jenner & Block, as counsel to the Seller, in customary form covering the due incorporation and good standing of Seller and the due authorization, execution and delivery of this Agreement and the Ancillary Agreements being executed by Seller in connection herewith.

           (m) A counterpart of the AMSC Letter Agreement, duly executed by a duly authorized officer of Seller.

      10.2 Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

           (a) The officer's certificates referred to in Sections 8.2(a) and 8.2(b).

           (b) The duly executed Assumption Agreement and such other executed documents, assignments, bills of sale or certificates of title, each dated the Closing Date and in form and substance satisfactory to counsel to Seller, as are reasonably necessary to evidence the assumption by Purchaser of the Assumed Liabilities.

           (c) A counterpart of the Services Agreement, duly executed by a duly authorized officer of Purchaser.

           (d) A counterpart of the Kearny Mesa Lease, duly executed by a duly authorized officer of Purchaser.

           (e) A counterpart of the Sycamore Canyon Lease, duly executed by a duly authorized officer of Purchaser.

           (f) A counterpart of the License Agreement, duly executed by a duly authorized officer of Purchaser.

           (g) Certificates of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Purchaser executing this Agreement and each of the Ancillary Agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (B) certifying attached resolutions of the Board of Directors of Purchaser, which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby.

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

           (h) An opinion of Piper & Marbury, as counsel to the Purchaser, in customary form covering the due incorporation and good standing of Purchaser and the due authorization, execution and delivery of this Agreement and the Ancillary Agreements being executed by Purchaser in connection herewith.

           (i) A counterpart of the AMSC Letter Agreement, duly executed by a duly authorized officer of Purchaser.




                               ARTICLE XI

                     EMPLOYEES AND EMPLOYEE BENEFITS

         11.1 Employment. (a) All employees of the Business as of the Closing Date shall become employees of Purchaser as of the Closing Date, including, but not limited to, employees on sick leave, personal leave, jury duty, vacation, military duty, leave recognized under the Family and Medical Leave Act, or any other approved leave of absence, as well as employees or former employees receiving or eligible to receive short-term or long-term disability benefits (such employees being hereafter referred to as the "Employees"); provided, however, that any employee who retires, is laid-off or is terminated from Seller prior to the Closing shall not be considered an Employee unless such person is receiving or is eligible to receive long-term disability benefits immediately prior to the Closing Date under the GD Employee Benefit Plans. Seller shall deliver to Purchaser, at least thirty (30) days prior to the Closing Date, a schedule designating all Employees. To the extent required pursuant to any collective bargaining agreement assumed pursuant to
Section 11.2 or any applicable Law, Purchaser shall honor any pre-existing recall rights, reinstatement rights or rights to reemployment of any inactive or former employee of the Seller's Business existing at the time of Closing, provided that any such inactive or former employee reinstated or reemployed by the Purchaser shall be treated as an Employee only upon the effective date of such recall, reinstatement or reemployment.

                 (b) The Employees who are covered by collective bargaining agreements shall be referred to herein as "Transferred Union Employees". The Employees who are not covered by collective bargaining agreements shall be referred to herein as "Transferred Non-Union Employees". Collectively, the Transferred Union Employees and the Transferred Non-Union Employees shall be referred to herein as the "Transferred Employees".

                 (c) Except as expressly provided otherwise in this Article XI, the terms and conditions of the Transferred Employees' employment shall be upon such terms and conditions as Purchaser, in its sole discretion shall determine. Upon request of Purchaser, Seller shall provide Purchaser reasonable access to data before and after the Closing (including computer data

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

and personnel records) regarding the ages, dates of hire, benefits, compensation and job description of Employees. Seller will provide Purchaser with reasonable opportunities to enter into discussions with and to advise any of the Employees concerning the terms of any future employment of such individuals by Purchaser and will permit Purchaser reasonable access to Employees for such purpose. Seller shall not discourage any Employees from accepting an offer of employment, if any, made by Purchaser to such Employee. Purchaser and Seller shall cooperate in preparing and disbursing materials concerning the transaction contemplated by this Agreement or the effect of the transaction upon the Employees' employment or the terms or conditions of the Employees' employment. Seller and Purchaser will provide each other with reasonable opportunity to review any written materials and to attend any scheduled meetings concerning the foregoing.

         (d) Except with respect to the Assumed Liabilities, Seller and Purchaser agree that matters arising out of or relating to the terms and conditions of the employment of employees or former employees of the Space Systems Division while employed by the Seller prior to the Closing Date (including but not limited to claims arising out of any GD Employee Benefit Plans prior to the Closing Date) are the exclusive responsibility of Seller and that matters arising out of or relating to the terms and conditions of the employment of Transferred Employees while employed by Purchaser on or after the Closing Date (including but not limited to benefits under plans maintained by Purchaser on or after the Closing Date) are the exclusive responsibility of Purchaser. For the purposes of this Agreement, those liabilities of the Space Systems Division constituting Assumed Liabilities by virtue of clause (vi) of
Schedule 1(A) are limited to: (i) accrued vacation and sick leave with respect to Transferred Employees; (ii) 1993 incentive compensation payments to be paid in 1994 in cash to Transferred Employees; (iii) the CLS Bonus Plan; (iv) accrued (as of the Closing Date) salary and wages and related payroll taxes;
(v) to the extent provided in Section 11.3, the obligation to provide post retirement medical benefits to the individuals described in Section 11.3; (vi) to the extent set forth in Section 11.2, the collective bargaining agreements listed on Schedule 5.22; (vii) workers compensation liabilities as described in
Schedule 1(A); (viii) long-term disability benefits and associated medical benefits payable under the GD Employee Benefit Plans to employees or former employees of the Space Systems Division as described in Schedule 1(A); and (ix) any incurred but not reported expenses of Employees arising from GD Employee Benefit Plans that are reserved for on the Closing Statement of Net Assets to be Sold and not otherwise described in this Section 11.1(d); provided, however, that in the case of items (i), (ii), (iii), (iv), (v), (vii), (viii) and (ix), the Assumed Liabilities in each case shall not exceed the reserve for such item on the Closing Statement of Net Assets to be Sold.

         11.2 Collective Bargaining Agreements. At Closing, Purchaser shall assume until their scheduled expiration dates, the collective bargaining agreements listed on Schedule 5.22, except to the extent it would be impracticable for Purchaser to assume or duplicate Seller's benefit plans under such agreements, in which event Purchaser shall establish and provide subject to the agreement of affected labor organizations, comparable substitute benefits, provided, however, that Purchaser explicitly reserves the right to

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

renegotiate such collective bargaining agreements prior to or upon the expiration thereof. To the extent pension benefits have accrued prior to the Closing Date in accordance with the collective bargaining agreements and the plans as of the Closing Date, such benefits will be provided by the Seller in the GD Employee Pension Plans. To the extent pension benefits accrue subsequent to the Closing Date in accordance with the collective bargaining agreements, such benefits will be provided by the Purchaser in its designated plans. Seller shall cooperate with Purchaser prior to the Closing Date in Purchaser's efforts to reach agreement with affected labor organizations with respect to providing comparable substitute benefits. Except with respect to the Assumed Liabilities, Seller (and not Purchaser) shall be solely liable and shall indemnify Purchaser from any Damages as a result of any claims incurred prior to the Closing Date by any employee of the Business or retiree arising under the collective bargaining agreements listed on Schedule 5.22, as well as any claims arising under any predecessor collective bargaining agreements covering the bargaining units that include the Transferred Union Employees.

         11.3    Retiree Medical and Life Insurance Benefits.

                 (a) Effective as of the Closing Date, Purchaser will make available to Transferred Employees who were at least 55 years of age with five years of service or who were 50 years of age or older with at least 70 age plus "service" points on July 1, 1993, in the case of Transferred Non-Union Employees, and on January 1, 1994, in the case of Transferred Union Employees, a post-retirement medical plan (or plans) which provides medical benefits to Transferred Employees (and their dependents) who retire on or after the Closing Date until such retired Transferred Employees reach age 65 (the "Pre-Medicare Plan"). Subject to the terms of any collective bargaining agreement listed on
Schedule 5.22, participants in such Pre-Medicare Plan will be required to contribute towards the cost of such plan. The Pre-Medicare Plan will be subject to the right of the Purchaser to modify or terminate benefits under such plan at any time. Other than with respect to Transferred Employees eligible for the Pre-Medicare Plan (and their dependents), Purchaser shall have no obligation to provide any post-retirement or post-employment medical insurance benefits to any Employee. Purchaser shall have no obligation to provide post-retirement or post-employment life insurance benefits. Seller shall be solely liable and shall indemnify Purchaser for any Damages as a result of any claims made by any employee or former employee of the Business or any beneficiary thereof for post-employment or post-retirement medical or life insurance benefits arising under or relating to the plans maintained by Seller as of the Closing Date or prior to the Closing Date.

                 (b) In the event that an individual not covered by a collective bargaining agreement (i) retires from Seller on or after the date of this Agreement and prior to the Closing Date, and (ii) subsequently commences employment with Purchaser, such individual will permanently cease receiving post-retirement medical benefits from Seller. Seller will advise such individuals of this condition before any such employee elects to retire.

                 (c) Seller shall provide complete and adequate notice to the Employees regarding the effect of their becoming Transferred Employees on

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the benefits provided or promised to them by Seller or under any of the GD
Employee Benefit Plans including the ability of eligible employees to retire from Seller and receive post-retirement medical benefits prior to the Closing Date. Seller and Purchaser shall cooperate in coordinating communications to the Employees.

         11.4    Health and Welfare Benefits for Active Employees.

                 (a)  For each of the employee medical, life insurance or
disability plans included on Schedule 5.9 (other than post-retirement and post-employment medical and life insurance which shall be governed by Section 11.3), the Purchaser shall adopt, subject to any applicable collective bargaining agreement listed on Schedule 5.22, as of the Closing Date comparable employee medical, life insurance and disability plans, and to the extent required by any collective bargaining agreements assumed pursuant to Section 11.2, other
welfare plans.   Seller shall provide Purchaser all reasonable assistance which
Purchaser may request in establishing such plans, including assistance in duplicating or transferring contracts applicable to such benefits. If any such contracts cannot be duplicated or transferred to Purchaser by the Closing Date, Seller shall assist Purchaser until the end of 1994 in administering the plans and obtaining the duplicate or transferrable contracts. Seller shall provide Purchaser with administrative and payroll services through its financial services company in accordance with the terms of the Services Agreement for a period not to last beyond the earlier to occur of (i) the expiration of the respective Facility Leases, or (ii) Purchaser no longer has employees at the Kearny Mesa Facility. Seller shall be entitled to reasonable compensation from Purchaser with respect to the rendition of such assistance. Any benefits adopted by Purchaser shall be subject to the right of the Purchaser to modify or terminate such benefits at any time. With respect to medical, life insurance and disability benefits offered by Purchaser to Transferred Employees, Purchaser shall credit the Transferred Employees with service with Seller for purposes of eligibility for such health and welfare benefits and with expenses incurred in 1994 for purposes of meeting annual deductible and out of pocket expense limitations in 1994 under Purchaser's plans; provided, however, that such plans may contain, in the discretion of Purchaser, exclusions for pre-existing conditions as were applicable under the plans provided to such Transferred Employees by Seller before the Closing Date. Any benefits provided pursuant to this Section 11.4 by Purchaser to Transferred Employees will apply only to claims incurred by Transferred Employees on or after the Closing Date, and, except with respect to the Assumed Liabilities, Purchaser shall have no liability for costs and expenses related to those claims incurred prior to the Closing Date.

                 (b) The parties agree that for purposes of providing welfare benefit continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, welfare benefit plan coverage under Purchaser's plans will be considered to have commenced on the Closing Date and all eligible individuals will not be considered to have lost coverage under Seller's plans on the Closing Date.

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                 (c)  To the extent assets have been accumulated in
connection with any GD Employee Benefit Plans as of the Closing Date, Seller shall transfer or cause to be transferred to the Purchaser the allocable portion of the balance existing as of the Closing Date in any trust, voluntary employee beneficiary association, reserve, premium stabilization account or other similar account or arrangement established by Seller or any other Person and which is attributable to the Assumed Liabilities. The transfer shall take place as soon as practicable but in no event later than December 31, 1994. Seller shall permit Purchaser to review the process by which it determines, based on the balance existing as of the Closing Date, the allocable share attributable to the Assumed Liabilities and shall provide Purchaser with access to all documentation requested by Purchaser to verify that the allocable share has been properly determined. In the event Purchaser and Seller do not agree on the allocable share, Purchaser and Seller shall jointly engage an independent enrolled actuary to make a determination within sixty (60) days of the engagement as to the proper allocable share. The conclusion of the independent enrolled actuary shall be binding on Purchaser and Seller. Purchaser and Seller shall share equally the cost of the actuary.

         11.5    Pension Benefits.

                 (a) As of the Closing Date, the Seller shall cause each Employee to become 100% vested in his accrued benefits in each pension plan (as defined in Section 3(2) of ERISA) maintained by Seller (and where applicable each collective bargaining agreement assumed by the Purchaser in accordance with Section 11.2) with respect to each Employee. Seller shall amend its plans to credit each Employee's service on or after the Closing Date with the Purchaser and age attained after the Closing Date for purposes of eligibility for early retirement benefits. Following notification to Purchaser, Seller shall seek the consent of the representative of each collective bargaining unit identified in Schedule 5.22 of its intent to vest employee pension benefits in accordance with Section 11.5. Seller shall retain all liabilities attributable to accrued benefits under its pension plans (whether qualified or nonqualified), and within six months after the Closing Date, shall provide Purchaser a listing of the service credited and the vested benefits payable to each Employee under the terms of such plans (including the portion attributable to retiree medical benefits). At the same time, Seller also shall provide each Transferred Employee with a statement of his vested accrued benefits.
Purchaser shall have no liability of any kind with respect to pension benefits accrued under Seller's Plans.

                 (b) As of the Closing Date, Purchaser shall establish a pension plan (or plans), or designate an existing pension plan (or plans), intended to be qualified under Section 401(a) of the Code to cover Transferred Employees (the "Purchaser's Plans"). Purchaser's Plans will contain such terms as Purchaser may determine in its sole discretion (subject to the terms of applicable collective bargaining agreements) and will provide for benefits based on service with Purchaser on or after the Closing Date, except that the Purchaser's Plans shall recognize service by Transferred Employees with the Seller prior to the Closing Date for purposes of vesting and participation.


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         11.6    Savings Plans.

                 (a) As of the Closing Date, the Seller shall cause each Employee to become 100% vested in his account balance in each savings, thrift or 401(k) plan maintained by Seller with respect to each Employee. Following notification to Purchaser, Seller shall seek the consent of the representative of each collective bargaining unit identified in Schedule 5.22 of its intent to vest employees in their account balances in accordance with this Section 11.6.

                 (b) As of the Closing Date, Purchaser shall establish or designate an existing individual account plan (or plans) intended to be qualified under Section 401(a) of the Code to cover each Transferred Employee. Purchaser's plans shall permit Transferred Employees who receive a distribution (as defined in Section 402(f)(2)(A) of the Code) from Seller's Plans to make a direct rollover in accordance with Section 401(a)(31) of the Code of the cash portion of such distribution to a plan designated or established pursuant to this Section 11.6(b).

         11.7    Procedural Matters.


                 (a) Commencing with the date hereof, the Seller shall make reasonably available to Purchaser and its agents, employees, accountants and other representatives, such actuarial, financial, personnel and other benefit-related information as may be requested by Purchaser, including but not limited to benefit records, employment histories, policies, interpretations, insurance, service contracts and other related records needed for the administration of Purchaser's plans.

                 (b) Purchaser and Seller agree that the flexible spending accounts on behalf of Transferred Employees will be maintained throughout 1994 in a manner that ensures that each Transferred Employee receives no more and no less than he would have received had the transactions contemplated by this Agreement not occurred.

         11.8 Incentive Closing Agreements. Seller shall be solely responsible for the liabilities under any incentive closing agreements entered into between Seller and employees of the Space Systems Division. Seller has delivered to Purchaser a letter dated December 21, 1993 (which letter is hereby incorporated by reference herein) which sets forth a complete and accurate list of all such incentive closing agreements.

         11.9    Indemnification.

                 (a) Seller shall indemnify and hold Purchaser harmless from any Damages it may incur with respect to any claims of, or liabilities or obligations to, Transferred Employees or employees (including former employees) of Seller arising out of or relating to the terms and conditions of their employment during their employment with Seller prior to the Closing Date

                                    -65-
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

whether such claim is made before or after the Closing Date, including, but not limited to, claims arising out of any GD Employee Benefit Plans), except to the extent the Damages arise from (i) Purchaser's failure to perform its obligations under this Article XI (including Damages relating to the Assumed Liabilities), applicable Law, or collective bargaining agreements assumed by Purchaser pursuant to 11.2 or (ii) Purchaser's Plans explicitly provide for benefits based on service prior to the Closing Date; provided however, that nothing in Section 11.9 shall modify or expand the indemnification contained in Sections 11.2 or 11.3.

                 (b) Purchaser shall indemnify and hold Seller harmless from any Damages it may incur with respect to any claims of, or liabilities or obligations to, Transferred Employees arising out of or related to the terms and conditions of their employment during their employment with Purchaser after the Closing Date, including, but not limited to, claims arising out of any employee benefit plan maintained by Purchaser unless the Damages result from
(i) Seller failing to perform its obligations under the incentive closing agreements referred to in Section 11.8 or (ii) incorrect data provided to Purchaser by Seller under Section 11.7.

         11.10   Intellectual Property.  Seller shall cooperate with
Purchaser in communicating terms and conditions of employment for Employees being hired by Purchaser, including advising the Employees that their current agreements with Seller or its Affiliates concerning proprietary information and inventions (such as the General Dynamics Proprietary Information and Invention Agreements, Form 86-221 R1 (GDP Form 3-243)) shall not apply to their employment relationship with Purchaser, and that all Employees, whether or not they signed such agreements with Seller, upon becoming Transferred Employees, shall be required to sign a new agreement containing provisions concerning inventions, patents and other intellectual property.


                               ARTICLE XII

                         CLOSING AND POST-CLOSING
                        COVENANTS; INDEMNIFICATION

         12.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties of Seller made in connection with or arising out of Sections 5.9, 5.10, 5.11, and 5.14(b)(1) through (b)(5), shall survive Closing and remain in full force and effect until expiration of any rights of Purchaser or any third party under law or equity with respect thereto and (ii) the representations and warranties of Seller made in connection with or arising out of Section 5.18 shall survive Closing and remain in full force and effect until the tenth anniversary of the Closing Date. All representations and warranties contained in this Agreement and in the disclosure schedules or in any certificates or other documents delivered pursuant hereto shall not be

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

deemed to be waived or otherwise affected by any prior knowledge of, or any investigation made by or on behalf of, any party hereto.

         12.2    Indemnification.

                 (a) Purchaser shall indemnify and hold harmless Seller and its Affiliates and Subsidiaries, and their respective directors, officers, employees and agents, from and against any and all Damages arising out of, based upon or with respect to: (1) the failure of any representation or warranty made by Purchaser herein to have been true and correct in all respects when made or deemed to have been made, (2) the breach by Purchaser of any of the covenants and agreements on its part to be performed under this Agreement,
(3) the Assumed Liabilities, and (4) the ownership or occupancy of the Assets or the operation of the Business (including, without limitation, the design, manufacture and assembly of products or the provision of services, the leasing of property (real and personal), the incurrence of commitments and obligations, the employment of persons, the provision of services and the giving of warranties and warnings) by Purchaser after the Closing Date, except for the Excluded Liabilities. Purchaser shall also fully and promptly pay, perform, discharge, defend, indemnify and hold harmless Seller, and its respective directors and officers, from and against any and all Loss or Damages arising out of, based upon or attributable to any Environmental Claim or Remedial Action which is attributable to (but only to the extent attributable to) the operations of the Facilities or the act or omission of Purchaser following the Closing, including without limitation, any investigation, remediation or removal of any Contaminant; provided, however, that the indemnity provided in this sentence shall not be assignable by Seller.

                 (b) Seller shall indemnify and hold harmless Purchaser and its Affiliates and Subsidiaries and their respective directors, officers, employees and agents, from and against any and all Damages arising out of, based upon or with respect to: (1) the failure of any representation or warranty made by Seller herein to have been true and correct in all respects when made or deemed to have been made (including, without limitation, all statements made on any Schedule hereto or in any Exhibit hereto but excluding any such failure with respect to the representations and warranties made by it in (A) Section 5.9 to the extent indemnification therefor is available under
Section 11.9, (B) Section 5.18 to the extent indemnification therefor is available under Section 12.2(d), (C) Section 5.11 to the extent indemnification therefor is available under Section 12.4, and (D) Sections 5.1 through 5.4,
5.10 and 5.26); (2) the failure of any representation or warranty made by Seller in any of Sections 5.1 through 5.4, 5.10 and 5.26 hereof (including, without limitation, all statements made on any Schedule hereto or in any Exhibit hereto) to have been true and correct in all respects when made or deemed to have been made, and (3) the breach by Seller of any of the covenants and agreements on its part to be performed under this Agreement.

                 (c) Seller shall indemnify and hold harmless Purchaser and its Affiliates and Subsidiaries and their respective directors, officers, employees and agents with respect to (A) any and all Damages arising out of or

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

resulting from the ownership or occupancy of the Assets (including, without limitation, the Kearny Mesa Facility, Plant 19 and the Sycamore Canyon Facility) or the Excluded Assets or the operation of the Business (including, without limitation, the design, manufacture and assembly of products or the provision of services, regardless of whether sold before, at or after the Closing Date, the leasing of property (real and personal), the incurrence of commitments and obligations, the employment of persons, the provision of services and the giving of warranties) by GDC, SSC or CLS on or before the Closing Date, whether asserted before or after the Closing Date, except for the Assumed Liabilities and (B) without duplication, any and all Excluded Liabilities. To the extent that a given claim for indemnification in favor of Purchaser could be deemed to arise under both Section 12.2(b) and this Section 12.2(c), then such claims shall be deemed to only have arisen under this
Section 12.2(c).

                 (d) Seller shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless Purchaser and its Affiliates and Subsidiaries, and their respective directors, officers, employees, agents and customers, past, present or future, from and against any and all Loss or Damages arising out of, based upon or attributable to (i) any Environmental Claim or Remedial Action or (ii) the breach of any representation or warranty under Section 5.18 (including any statement in Schedule 5.18), in each case to the extent arising out of or based upon anything relating to the Facilities or their operation by the Seller or other Persons or the act or omission of Seller or any Subsidiary or any predecessor thereof prior to the Closing, including, without limitation, any investigation, remediation or removal of any Contaminant (whether such Contaminant is now located at the Facilities or elsewhere) and any Environmental Claim or Remedial Action required in respect of any matter disclosed in or pursuant to Schedule 5.18. Without limiting the rights or obligations of Purchaser and Seller set forth above, Purchaser agrees to (x) on a basis consistent with Seller's past practices, continue to seek payment or reimbursement from the U.S. Government with respect to Environmental Claims and Remedial Actions relating to Plant 19, Cape Canaveral Air Force Station and Vandenberg Air Force Base Facilities and (y) otherwise reasonably cooperate with Seller in its efforts to assert good faith claims for recovery against third parties in connection with Environmental Claims or Remedial Actions; provided, however, that, except as set forth in clause (x) above, (i) the Purchaser shall not be required to pursue claims against third parties before having a right to make claims against the Seller, (ii) Purchaser shall have no obligation to continue to pursue the U.S. Government as required by clause (x) in respect of any Environmental Claim or Remedial Action as to which no payment has been received within ninety (90) days after the original demand by Purchaser, and then shall be entitled to immediate indemnification from Seller as provided herein and (iii) Purchaser shall not in any event be required to increase its overhead rates in order to facilitate a recovery by Seller. Seller shall reimburse Purchaser for all costs incurred by Purchaser in making third party claims or assisting Seller in connection with the foregoing.

                 (e) Notwithstanding any contrary provisions herein contained, including any indemnification provisions, neither Seller or any of its Affiliates, on the one hand, nor Purchaser or any of its Affiliates, on the other hand, shall have any liability or obligation to indemnify or hold

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

harmless any Person by reason of the fact that the consummation of the transactions provided for by this Agreement is found, held, determined or alleged to have violated the antitrust laws of the United States or any foreign jurisdiction; provided, however, that this Section 12.2(e) shall not, at or subsequent to the consummation of such transactions, be deemed to relieve any Person from liability with respect to a knowing and willful misrepresentation as to the propriety of such transactions under any such laws.

                (f) Seller shall indemnify and hold harmless Purchaser, and its Affiliates and Subsidiaries and their respective directors, officers, employees, agents and customers from and against any and all Damages based upon the infringement, or inducing or contributory infringement, of any patent, copyright, mask work right, or right in trade secret, by reason of the manufacture, lease, sale or use after the Closing Date of any apparatus manufactured or sold, or process practiced, by the Space Systems Division at any time during the six years prior to the Closing Date; provided, however, that the obligations under this Section 12.2(f) shall not apply to any Damages for any such infringement, other than contributory or inducing infringement, based solely on the combination or use of any such product or process with any other apparatus or process not manufactured, sold or practiced by Seller during the six years prior to the Closing Date; and provided, further that the obligations of Seller under this Section 12.2(f) shall not apply to infringements which occur as a result of any modification to any apparatus or process from the form in which it was made, used or sold by the Space Systems Division on or before the Closing Date. Seller's obligations under this
Section 12.2(f) with regard to acts of contributory or inducing infringement after the Closing Date shall apply only if the same acts which give rise to such inducing or contributory infringement were also performed by the Space Systems Division on or before the Closing Date.

                (g) For the purposes of administering the indemnification provisions of this Agreement, the following procedures shall apply from and after the Closing Date:

                       (1) Each indemnified party shall notify the Indemnitor of any Indemnification Event in writing within 30 days following the receipt of notice of the commencement of any action or proceeding or within 60 days of (A) the assertion of any claim against such indemnified party or (B) the discovery by such indemnified party of any loss, giving rise to indemnity pursuant to this Agreement (any 30 or 60 day notification requirement shall begin to run, in the case of a claim which is amended so as to give rise to an Indemnification Event, from the first day such claim is amended to include any claim which is an Indemnification Event hereunder) and shall indicate in such notification whether such indemnified party is requesting indemnification with respect to such Indemnification Event. The failure to give notice as required by this Section 12.2(g)(1) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor's ability to defend against the event with respect to which indemnification is sought is materially adversely affected by the failure of the indemnified party to give notice in a timely fashion as required by this Section.

                       (2) After notification is given as aforesaid, the Indemnitor shall be entitled (but not obligated, except with respect to Assumed Liabilities, as to which Purchaser shall be so obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim; provided, however, that in the event the Indemnitor assumes any such defense or settlement or any such negotiations, it shall actively pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 10 Business Days after the notification referred to above to assume the defense, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding.

                       (3) In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party, provided that the Indemnitor shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such action, proceeding or claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld or delayed) provided, that if the terms of the settlement provide only for payment of monies and do not provide for any agreement to act or refrain from acting in any manner and such consent is withheld, then the Indemnitor's liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle together with Indemnitor's cost and attorneys' fees to the date such settlement was rejected by the indemnified party.

                       (4) In any case in which the Indemnitor assumes the defense or settlement thereof, the indemnified party shall be entitled to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought and shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such suit, action, claim or proceeding, (B) the Indemnitor shall not have employed counsel (reasonably satisfactory to the indemnified party) to take charge of the defense of such action, suit, claim or proceeding within 10 Business Days after notice of commencement of the action, suit, claim or proceeding, or (C) such indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor which, if the Indemnitor and the indemnified party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party. If any of the events specified in clauses (B) or (C) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel or firm of counsel selected by the indemnified party shall be borne by the Indemnitor and, in the event of clause (C), such counsel shall be reasonable acceptable to the Indemnitor. In no event shall an Indemnitor be liable to any indemnified party for the cost of employing or

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

using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim.

                       (5) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in defending or settling any action, proceeding or claim; provided, however, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the indemnified party or parties and shall only take place in the presence of a representative of the indemnified party or parties unless otherwise so agreed and the indemnified party shall not be required to disclose any information with respect to itself or any of its Affiliates or former Affiliates (other than any such Affiliate or former Affiliate which is a party to this Agreement), and shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless such disclosure or participation is otherwise required or reasonably necessary in the defense of any claim to be indemnified hereunder.

                       (6) Any amount which is required to be paid by an Indemnitor to any party, including any reimbursement to which the indemnified party is entitled, shall be paid by such Indemnitor promptly.

                (h) From the date hereof until the sixth anniversary of the Closing Date, each party to this Agreement agrees to retain all Documents with respect to all matters as to which indemnity may be sought under this Agreement (except to the extent that such Documents in the possession of a party may be transferred to the possession of another party at the Closing pursuant to or as contemplated by this Agreement). Before disposing of or otherwise destroying any such Documents, the possessor thereof shall give reasonable notice to such effect and deliver to any Indemnitor, at such Indemnitor's expense and upon its request, a copy of any such Documents. In addition, each party to this Agreement agrees to use its reasonable efforts to cause its employees to cooperate with and assist the appropriate Indemnitor and indemnified party in connection with any claim, action or proceeding for which indemnity is sought hereunder or with respect to which an Indemnitor has elected to participate in the defense.

                (i) Seller shall not be liable to any Person under Section 12.2(b)(1) and 12.2(f) unless and until the aggregate amount for which indemnity would otherwise be due from Seller under Section 12.2(b)(1) and 12.2(f), together with any Basket Limited Liabilities (as defined in Schedule 1(A)), exceeds $2,500,000 (it being understood that Seller shall be liable only for all amounts in excess thereof) and, provided further, that Seller shall not be liable under Sections 12.2(b)(1) and 12.2(f) to make payments in excess of an aggregate of $50,000,000. The foregoing limitations shall not be applicable in respect of any other obligations of Seller hereunder nor in respect of obligations of Seller under Section 12.2(f) hereof for products manufactured by the Space Systems Division on or prior to the Closing Date, whether sold before, on or after the Closing Date.

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

                (j) The indemnities provided for in Sections 12.2(a)(1), 12.2(b)(1) and (2) shall survive until the second anniversary of the Closing Date or, if applicable, such longer period of time as may be specified in
Section 12.1 for survival of the representation or warranty giving rise to such indemnity claim (except with respect of any Indemnification Event as to which the indemnified party shall have given the Indemnitor notice prior to the applicable survival date, which shall survive until the payment in full by the Indemnitor of any Damages following final settlement or non-appealable judgment with respect to such Indemnification Event). The remaining indemnities provided for under this Agreement shall remain in effect in perpetuity notwithstanding any other provisions of this Agreement.

                (k) The indemnities provided for in Sections 12.2(a)(1) and 12.2(b)(1) and (2) shall be the exclusive remedies under this Agreement with respect to the failure of any representation or warranty covered thereby to have been true and correct when made or deemed made, except in the case of intentional misrepresentation or fraud.

           (l) Notwithstanding any facilitating undertakings by Purchaser of Seller's liability to third parties to effectuate or facilitate the Closing and the transactions contemplated herein, (such as under leases, contracts, assignments, novations or permits), this Agreement shall be the sole governing document in determining the rights and liabilities as between the Purchaser and Seller and no inference shall be formed that an undertaking contained in any other agreement is an Assumed Liability with respect to a pre-Closing act, event, omission or condition. In the absence of an express written provision to the contrary in this Agreement setting forth a specific third party undertaking as an Assumed Liability under this Agreement, any undertaking of this type shall not be deemed an Assumed Liability for purposes of Section 12.2(a) or 12.2(c) of this Agreement nor in any event so as to operate to lessen or obviate the indemnity protection afforded to Purchaser under Section 12.2(d) of this Agreement.

         12.3 Payment of Brokers' or Finders' Fees. Seller shall pay any and all brokers' or finders' fees, or any other commission or similar fee, payable to any person acting on behalf of Seller or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, and Purchaser shall pay any and all brokers' or finders' fees, or any other commission or similar fee, payable to any person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, in each case regardless of whether any claim for payment is asserted before or after the Closing of the transactions contemplated hereby, or before or after any termination of this Agreement.

         12.4   Tax Matters

                (a) Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or

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Seller of any tax returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing but subject to Section 12.2(h), each of Purchaser and Seller will retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. Purchaser will cause appropriate personnel to prepare usual and customary tax return packages for (i) the tax period ending December 31, 1993 (the "1993 Packages") and (ii) the tax period beginning January 1, 1994, and ending as of the Closing Date (the "Short Period Packages"). Except as otherwise provided below, the 1993 Packages will be delivered to Seller not later than April 30, 1994 and the Short Period Packages will be delivered to Seller not later than 120 days after the Closing Date. If the Purchaser determines that it is impractical to deliver the Packages on or before the prescribed times, it shall deliver the Packages to Seller as soon after the initially prescribed times as is reasonably practicable but in no event shall the 1993 Packages be delivered later than July 31, 1994, nor shall the Short Period Packages be delivered later than 210 days after the Closing Date, Purchaser having no obligation to incur additional out-of-pocket expenses to accelerate the delivery. Purchaser will provide Seller with any necessary payroll records attributable to the period prior to the Closing Date.

                (b) Any sales, transfer, use or other similar taxes imposed as a result of the sale of the Assets to Purchaser pursuant to this Agreement shall be shared equally by Seller and Purchaser. At the Closing, Purchaser shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. All recording, transfer and other similar taxes and fees payable as a result of the public recordation of the instruments of conveyance or transfer of the Assets executed and delivered to Purchaser pursuant to this Agreement shall be allocated between the Purchaser and the Seller in accordance with the customary practice prevailing in the place where any such Assets are located.

                (c) Seller shall be responsible for, and shall indemnify and hold harmless, Purchaser and its Subsidiaries and Affiliates in respect of any Damages attributable to all Taxes with respect to the ownership, use or leasing of the Assets on or prior to the Closing Date and Purchaser or its Affiliates shall be responsible for, and shall indemnify and hold harmless Seller, its Subsidiaries and Affiliates in respect of any Damages attributable to all Taxes with respect to the ownership, use or leasing of the Assets after the Closing Date. Seller's share of all real and personal property Taxes, state and local ad valorem Taxes and assessments applicable to the Assets for any period commencing on or prior to the Closing Date and ending after the

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Closing Date shall be determined on a pro rata basis based on the length of such period and when the Closing Date occurs therein.

                (d) Seller and Purchaser agree that the transaction contemplated by this Agreement constitutes a sale of a trade or business within the meaning of Section 41(f)(3) of the Code. Seller agrees to provide Purchaser upon request with all information necessary to permit Purchaser to timely apply the provisions of Section 41(f)(3)(A) of the Code with respect to the Assets. Seller agrees to furnish Purchaser upon request clearance certificates or similar documents that may be required by any state, local or other taxing authority to relieve Purchaser of any obligations to withhold any portion of the purchase consideration to be transferred pursuant to Article II hereof.

                (e) The Purchase Price and the liabilities assumed by Purchaser shall be allocated among the Purchased Assets as provided in Section 1060 of the Code and Treasury Regulations thereunder. Such allocation shall initially be based on an appraisal by one of the "Big 6" national certified public accounting firms to be selected by Purchaser, other than the regular auditing firm of Purchaser. Seller shall have 30 days from the later of (i) receipt of such initial allocation or (ii) receipt of the appraisal and supporting work papers, to review and approve the allocation or make suggested modifications thereto. The final allocation shall be such allocation as is agreed upon by Purchaser and Seller. Purchaser and Seller agree to provide reasonable access by their respective employees and representatives (including, without limitation, the appraiser) to those assets and records of Seller prior to the Closing necessary for the purpose of making such appraisal and allocation. Upon agreement as to the final allocation, Purchaser and Seller shall not take any position on their respective Tax Returns that is inconsistent with such allocation of the purchase price, and Purchaser and Seller shall duly prepare and timely file such reports and information returns as may be required to report the allocation of the purchase price pursuant to this Section 12.4(h). The parties acknowledge that the purchase price subject to allocation will be different amounts for each of Purchaser and Seller (e.g., due to inclusion of differing amounts of transaction costs). If, after 60 days, Purchaser and Seller are unable to agree upon the final allocation, any disputed matters shall be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Allocation Arbiter") selected by Purchaser and Seller, which shall not be the regular auditing firm of Purchaser or Seller or the firm which made the initial allocation. The Allocation Arbiter's determination shall constitute the final allocation of the purchase price for purposes hereof. Seller shall pay a portion of the fees incurred in connection with the initial appraisal equal to the lesser of (i) $100,000 or (ii) 50% of the total amount of such fees. Purchaser shall pay the remainder of the fees incurred in connection with the initial appraisal. The Allocation Arbiter's fees shall be paid 50% by Purchaser and 50% by Seller.

                (f) Prior to or as of the Closing, Seller will effectively terminate all safe harbor lease agreements and arrangements under Section 168(f)(8) of the 1954 Code relating to the Assets such that, following the Closing, none of the Assets will be property that Purchaser or any of its Affiliates will be required to treat as being owned by any other Person

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pursuant to the provisions of Section 168(f)(8) of the 1954 Code.  Seller will indemnify and hold Purchaser and its Affiliates harmless against (i) any and all Damages arising pursuant to or in connection with, and all obligations to any other party to, any and all safe harbor lease agreements or arrangements to which any of the Assets were subject prior to the Closing and (ii) any and all damages arising in connection with or pursuant to the termination thereof.

                (g) In the event any taxing authority mistakenly delivers to or otherwise credits Purchaser with a refund of Tax relating to Taxes paid or arising in periods prior to the Closing Date, Purchaser will promptly negotiate such refund to Seller or pay an amount equal to such credit to Seller, as the case may be.


         12.5   [Intentionally Omitted]

         12.6   Liquidating Events.

         (a) For a period of five (5) years after the Closing Date, GDC shall not distribute all or substantially all of its assets to its shareholders or a liquidating trust or similar entity, dissolve or sell all or substantially all of its assets for less than fair value (as determined in good faith by the board of directors of GDC) unless:

                       (1) at least thirty (30) days prior thereto Seller shall have notified Purchaser in writing of the proposed action; and

                       (2) Seller shall have, together with such notice, offered to Purchaser such security as Seller deems sufficient to provide compensation to Purchaser, within any applicable limits of this Agreement, for all matured, pending, contingent, conditional or unmatured indemnification or other claims against, or liabilities or obligations of, Seller under this Agreement, assuming such claims, liabilities or obligations are to mature at the maximum potential amount thereof; and

                       (3) Purchaser shall either (a) have notified Seller in writing that Purchaser accepts such offered security or (b) within 10 days after receipt of Seller's notice under Section 12.6(a)(2), have notified Seller in writing that Purchaser rejects such offered security; and

                       (4) If Purchaser has rejected Seller's offered security pursuant to Section 12.6(a)(3), Seller has complied with the requirements of Section 12.6(b) and the security required to be provided to Purchaser has been determined, as provided therein, and offered to Purchaser.


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                (b)    If Purchaser rejects any offered security as permitted
by Section 12.6(a)(3), Purchaser and Seller shall determine the required amount of any security for claims to be provided to Purchaser as follows:

                       (1) Within fifteen (15) days after Purchaser rejects any security offered by Seller as permitted by Section 12.6(a)(3), Purchaser and Seller shall petition an arbitrator, as provided in this Section 12.6(b), to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation to Purchaser for all contingent, conditional or unmatured claims of Purchaser against Seller under this Agreement, if such claims mature.

                       (2) The arbitration required under Section 12.6(b)(1) shall be resolved by arbitration conducted in accordance with the Commercial Arbitration Rules or then-existing rules for commercial arbitration of the American Arbitration Association; provided, however, that the parties shall select an arbitrator and agree upon a schedule of arbitration such that the commencement of the arbitrator's hearing shall commence no later than ninety
(90) days after the Purchaser has rejected the Seller's offer of security. The arbitration shall be final and binding upon the parties to the maximum extent permitted by Law.

                       (3) Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses connected with the presentation of such party's case. One-half the cost of any arbitration pursuant to this Section 12.6, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, shall be paid by Purchaser, and the balance shall be paid by Seller, except as the arbitrator may otherwise direct.

                       (4)  Proceedings under and the provisions of this
Section 12.6(b) shall be subject to Section 13.3.

                       (5) Any arbitration proceedings hereunder shall be held in the State of Maryland.

                            ARTICLE XIII

                              GENERAL

       13.1 Amendments. This Agreement may be amended, modified, superseded or cancelled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

       13.2 Integrated Contract. This Agreement, including the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the

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requirements of Section 13.1 hereof, the Ancillary Agreements and the
Confidentiality Agreements referred to in Section 7.1(b) and (c) hereof, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede any previous agreements and understandings between the parties with respect to such matters.

       13.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles regarding the choice of law.

       13.4 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor,

                     (a)    if to Purchaser, to:

                            Martin Marietta Corporation
                            6801 Rockledge Drive
                            Bethesda, Maryland  20817
                            Attention:  Frank H. Menaker, Jr., Esq.
                            Telecopy:  (301) 897-6333

                            with a copy to:

                            Piper & Marbury
                            36 South Charles Street
                            Baltimore, Maryland  21201
                            Attention:  R. W. Smith, Jr., Esq.
                            Telecopy:  (410) 576-1700

                     (b)    if to Seller, to:

                            General Dynamics Corporation
                            3150 Fairview Park Drive
                            Falls Church, Virginia 22042-4523
                            Attention:  Nicholas D. Chabraja, Esq.
                            Telecopy:   (703) 876-3125


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                            with a copy to:

                            Jenner & Block
                            One IBM Plaza
                            Chicago, Illinois 60611
                            Attention:  David A. Savner, Esq.
                            Telecopy:  (312) 527-0484

or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this
Section 13.4.

       13.5 Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior consent of each other party hereto, except that Purchaser may assign any or all of its rights and/or obligations hereunder to any of its direct or indirect Subsidiaries and any such Subsidiary may assign such rights and/or obligations to another direct or indirect Subsidiary of Purchaser. Notwithstanding the foregoing, Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the first sentence of this Section 13.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.

       13.6 Headings. The descriptive headings of the several Articles, Sections and Schedules of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

       13.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by telecopier, receipt acknowledged, to the other party hereto.

       13.8 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement, including the fees of any brokers or advisors employed or retained by or on behalf of such party.

       13.9 Further Assurances. From time to time after the Closing, each party to this Agreement shall, at its expense except as otherwise expressly provided herein, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.


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       13.10    Public Announcements.  No party to this Agreement shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without prior consultation with the other party hereto.

       13.11 Bulk Sales Compliance. Each of the parties hereto hereby waives compliance by each of the other parties hereto with the provisions of any Bulk Sales Law of any State.

       13.12 No Third Party Beneficiaries. Except for the rights and remedies granted to Purchaser and Seller under this Agreement and the Ancillary Agreements, nothing contained in this Agreement, express or implied, shall confer upon any labor organization, Employee, Transferred Employee, employee of Purchaser, employee of Seller or any other Person any rights or remedies including, without limitation, any right to any benefit, compensation, payment, employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

       13.13 Agreement Regarding EAC's. Purchaser and Seller acknowledge that the Purchaser has expressed concern that the estimates at completion included in the balance sheets of the Space Systems Division prepared pursuant to this Agreement can be presented as an all-inclusive category of liabilities and obligations which could be used to subvert the understanding reached in this Agreement that Purchaser is not assuming any liabilities or obligations of Seller other than the Assumed Liabilities. Seller agrees that it will apply the principles of this Agreement in good faith and will not use the estimates at completion as a general basket category of liabilities and obligations not specifically related to the original estimates at completion made by Seller and accepted by Purchaser under this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the date first written above.

                                 MARTIN MARIETTA CORPORATION


                                 By:  /s/  Marcus C. Bennett
                                           Marcus C. Bennett



                                 GENERAL DYNAMICS CORPORATION


                                 By:  /s/  Nicholas D. Chabraja, Esq.
                                           Nicholas D. Chabraja, Esq.


                                    -79-
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                                 GENERAL DYNAMICS SPACE SERVICES
                                   COMPANY


                                 By:  /s/  D.S. Hopke, Jr.
                                           D.S. Hopke, Jr.


                                 GENERAL DYNAMICS COMMERCIAL
                                 LAUNCH SERVICES, INC.


                                 By:  /s/  Michael Wynne
                                           Michael Wynne





















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